Exhbit 4.58

DATED: 21st NOVEMBER 2018

EUROSEAS LTD.
(As “BORROWER”)
-AND-
THE BANKS AND FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
(As “LENDERS”)
-AND-
EUROBANK ERGASIAS S.A.
(AS “ARRANGER”, As “ACCOUNT BANK”, As “AGENT”
AND AS “SECURITY TRUSTEE”)

REVOLVING CREDIT FACILITY AGREEMENT (No. 167)
OF UP To $45,000,000

INDEX

CLAUSE	PAGE

1.	PURPOSE, DEFINITIONS AND INTERPRETATION	1
2.	FACILITY	29
3.	POSITION OF THE LENDERS	30
4.	DRAWDOWN OF ADVANCES	31
5.	INTEREST	33
6.	INTEREST PERIODS	35
7.	DEFAULT INTEREST	35
8.	REPAYMENT, CANCELLATION, REDUCTION AND PREPAYMENT	36
9.	CONDITIONS PRECEDENT AND SUBSEQUENT	39
10.	REPRESENTATIONS AND WARRANTIES	40
11.	GENERAL UNDERTAKINGS	43
12.	CORPORATE UNDERTAKINGS	47
13.	INSURANCE	49
14.	SHIP COVENANTS	54
15.	SECURITY COVER	59
16.	PAYMENTS AND CALCULATIONS	60
17.	APPLICATION OF RECEIPTS	62
18.	APPLICATION OF EARNINGS	63
19.	EVENTS OF DEFAULT	65
20.	FEES AND EXPENSES	71
21.	INDEMNITIES	72
22.	NO SET-OFF OR TAX DEDUCTION	74
23.	ILLEGALITY, ETC	76
24.	INCREASED COSTS	77
25.	SET-OFF	79
26.	TRANSFERS AND CHANGES IN LENDING OFFICES	79
27.	VARIATIONS AND WAIVES	84
28.	NOTICES	85
29.	SUPPLEMENTAL	87
30.	LAW AND JURISDICTION	88

THIS AGREEMENT is dated the 21st day of November 2018 and made BETWEEN:
(1)
EUROSEAS LTD. being a company incorporated in accordance with the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“the Borrower”)

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”);
(3)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, and acting as arranger through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (in that capacity, the "Arranger");

(4)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, and acting as account bank through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (in that capacity, the “Account Bank”);

(5)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, and acting as agent of the other Creditor Parties through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (in that capacity, the “Agent”); and

(6)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, and acting as security trustee of the other Creditor Parties through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (in that capacity, the “Security Trustee”).

AND IT IS HEREBY AGREED as follows:
1	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose
This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lenders will make available for drawing through multiple Advances to the Borrower a reducing revolving credit facility of up to $45,000,000 at any one time for the purpose of:
(a)          fully refinancing the current outstanding indebtedness of the Existing Owners and the Borrower under the Existing Facilities and providing working capital to the Borrower in connection thereto;
(b)          fully refinancing the current outstanding indebtedness of shipowning companies being wholly-owned indirect subsidiaries of the Borrower with other lender(s) and providing working capital to the Borrower in connection thereto; and

(c)          assisting the Borrower with partly financing the acquisition of New Ships by shipowning companies being wholly-owned indirect subsidiaries of the Borrower.
1.2	Definitions. Subject to Clause 1.5, in this Agreement:
“Account” means (a) each of the Earnings Account(s), the Retention Account and the Cash Collateral Deposit Account, (b) (if applicable) any New Ship Earnings Account and any Substitute Ship Earnings Account and (c) any other account opened, made or established for the purposes of this Agreement;
“Account Bank” means, in relation to any Account, EUROBANK ERGASIAS S.A., acting through its Shipping Division at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece;
“Account Pledge” means the first priority deed or deeds of pledge creating security over the Earnings Account(s), the Retention Account and the Cash Collateral Deposit Account, to be executed by the Borrower and/or (as the case may be) by a Guarantor or the Guarantors in favour of the Security Trustee and/or the Lenders, in such form as the Agent may approve or require in compliance always with the laws governing same;
“Accounting Information” means the annual audited accounts for the Borrower to be provided to the Agent in accordance with Clause 11.6 (a) of this Agreement (as the context may require);
“Advance A” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship A, which is to be made available in relation to Ship A, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance B” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship B, which is to be made available in relation to Ship B, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance C” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship C, which is to be made available in relation to Ship C, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance D” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2  in respect of Ship D, which is to be made available in relation to Ship D, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance E” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship E, which is to be made available in relation to

Ship E, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance F” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship F, which is to be made available in relation to Ship F, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance G” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship G, which is to be made available in relation to Ship G, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance H” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2  in respect of Ship H, which is to be made available in relation to Ship H, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance I” means the principal amount of a borrowing of a part of the Total Commitments by the Borrower up to the Ship Commitment set out in Schedule 2 in respect of Ship I, which is to be made available in relation to Ship I, or (as the context may require) the outstanding principal amount of such borrowing.
“Advance” means any Existing Ship-Related Advance or any New Ship-Related Advance, each corresponding to one Ship or (as the context may require) the amount of such borrowing for the time being outstanding and
“Advances” means any and all of them;
“Affected Lender” has the meaning given in Clause 5.5;
“Affiliate” means a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;
“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Arranger, the Account Bank, the Agent and the Security Trustee, in such form as the Agent may approve or require, as the same may from time to time be amended and/or supplemented;
“Agent” means EUROBANK ERGASIAS S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece or any successor of it appointed under clause 5 of the Agency and Trust Deed;
“Approved Flag” means, in relation to a Ship, the flag of the Republic of Liberia and/or the Republic of the Marshall Islands and/or the Republic of Panama or such other flag as the Agent may, in its sole and absolute discretion, approve as the flag on which a Ship shall be registered;
“Approved Flag State” means, in relation to a Ship, the Republic of Liberia and/or the Republic of the Marshall Islands and/or the Republic of Panama or

any other country in which the Agent may, in its sole and absolute discretion, approve that a Ship be registered;
“Approved Manager” means, in relation to a Ship, EUROBULK LTD. of the Republic of Liberia, established in Greece under law 89/67, 378/68, 27/75 and 814/78 as amended by law 2234/94 with a branch office in Greece at 4, Messogiou & Evropis Street, 151 24, Maroussi, Greece, or any other company appointed by the relevant Owner owning that Ship with the prior written consent of the Agent (such consent not to be unreasonably withheld)  from time to time as the commercial, technical and operational manager of such Ship;
“Approved Manager’s Undertaking-Assignment” means, in relation to a Ship, a letter of undertaking executed or (as the context may require) to be executed by the Approved Manager in favour of the Security Trustee for that Ship in the terms reasonably required by the Security Trustee, agreeing certain matters in relation to the Approved Manager serving as the manager of such Ship and subordinating the rights of the Approved Manager against that Ship and its Owner to the rights of the Creditor Parties under the Finance Documents and incorporating also a first priority assignment of all the rights which the Approved Manager may have in the Insurances relating to that Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule), in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented;
“Arranger” means EUROBANK ERGASIAS S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece;
“Availability Period” means, in relation to an Advance, the period commencing on the date of this Agreement and ending on the Termination Date;
“Bail-In Action” means the exercise of any Write-down and Conversion Powers;
“Bail-In Legislation” means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
“Basel III” means:
(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring"

and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
“Borrower” means the Borrower as specified in the beginning of this Agreement;
“Business Day”  means a day other that a Saturday or Sunday on which banks are open in New York, London, Athens, Piraeus, Nicosia and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
“Buyer” means, in respect of a New Ship and/or (as the case may be) of a Substitute Ship, the New Ship Owner and/or (as the case may be) the Substitute Ship Owner, nominated in the relevant MOA as buyer, which shall or may at any time acquire a New Ship and/or a Substitute Ship;
“Capital Control Approval” means the approval of the competent authorities of Greece in accordance with the applicable regulations of the Bank of Greece and the legislation relating to capital controls and other economic measures imposed by the Government of Greece;
“Cash Collateral Deposit” means an interest bearing amount corresponding to Five Million Dollars ($5,000,000) which is to be held during the Facility Period as cash collateral to the Cash Collateral Deposit Account;
“Cash Collateral Deposit Account” means an Account opened or to be opened in the name of the Borrower with the Account Bank or, at the Borrower’s request and at Agent’s discretion and subject to the satisfaction of the Agent’s relevant reasonable requirements, any of the Agent’s Affiliates outside Greece, or any other bank or financial institution approved by the Agent (with the prior written consent of the Majority Lenders), where the Cash Collateral Deposit is to be maintained during the Facility Period, which is designated by the Agent, as the Cash Collateral Deposit Account for the purposes of this Agreement;
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.
“Charter” means, in respect of any Ship, any time charter, consecutive voyage charter or other contract of employment between the relevant Owner owning that Ship and any Charterer, which exceeds or is capable of exceeding twelve (12) months (including, without limitation, by virtue of any optional extensions) acceptable to the Agent;

“Charter Assignment” means, in relation to a Ship, the first priority assignment of any Charter Rights granted by the relevant Owner owning that Ship in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof.
"Charter Rights" in respect of a Ship, means all rights and benefits accruing to the relevant Owner owning that Ship under or arising out of the relevant Charter and not forming part of the Earnings;
"Charterer" in respect of any Charter, means a first class charterer in the opinion of the Agent and acceptable to the Agent in its discretion, the Agent’s approval not to be unreasonably withheld;
“Code” means the United States Internal Revenue Code of 1986 (as amended);
“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as, in either case, that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);
“Commitment Letter” means the Commitment Letter dated 20 August 2018 addressed by the Agent to the Borrower and duly accepted by the Borrower and the Guarantors on 28 August 2018;
“Commitment Fee” means the fee to be paid by the Borrower to the Agent pursuant to Clause 20.1 (b);
“Compliance Certificate” means a certificate referring to a Compliance Date in the form set out in Schedule 5 (or in any other form which the Agent approves) to be provided together with the financial statements and/or accounts provided in accordance with Clauses 11.6 and 12.8;
“Compliance Date” means 31 December of each calendar year (or such other dates as the Agent may agree pursuant to Clause 12.8);
“Contractual Currency” has the meaning given in Clause 21.5;
“Contribution” means, in relation to a Lender, the part of the Advances which is owing to that Lender;
"CRD IV" means:
(a)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and
any other law or regulation which implements Basel III;
“Creditor Party” means the Agent, the Security Trustee, the Arranger, the Account Bank and any Lender, whether as at the date of this Agreement or at any later time;
“Deed of Covenant” means in relation to a Ship, the first priority deed of covenant collateral to the Mortgage over that Ship, to be executed by the Guarantor owning that Ship in favour of the Security Trustee, in such form as the Lenders may approve or require;
“Dollars” and “$” means the lawful currency for the time being of the United States of America;
“Drawdown Date” means, in relation to an Advance, the date, being a Business Day falling within the Drawdown Period, requested by the Borrower for that Advance to be made or (as the context requires) the date on which that Advance is actually made;
“Drawdown Notice” means, in respect of one or more Advances, a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);
“Drawdown Period” means, in respect of an Advance, the period commencing on the date of this Agreement and, subject to the provisions of Clause 4.8 hereof, ending:
(A)	either:-
(i)          in respect of each of the Existing Ship-Related Advances, on 28 February 2019;
(ii)          in respect of each of the New Ship-Related Advances, on the date falling eighteen (18) months from the date of this Agreement; or
(B)          if earlier, on the date on which the Total Commitments are fully cancelled or terminated in accordance with the provisions of this Agreement.
“Earnings” means, in relation to a Mortgaged Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Guarantor owning that Ship or (as the case may be) to the Security Trustee pursuant to the  General Assignment and which arise out of the use or operation of that Ship, including (but not limited to):
(a)
all freight, hire and passage moneys, compensation payable for the provision of services by or from such Ship or under any charter commitment, compensation payable to that Guarantor or (as the case may be) to the Security Trustee pursuant to the General Assignment in the event of requisition of such Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of hire;
(c)	contributions of any nature whatsoever in respect of general average; and
(d)
if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account(s)” means, in relation to a Ship, one or more Accounts opened or to be opened in the name of the Guarantor owning that Ship with the Account Bank, which is designated by the Agent, as an Earnings Account for that Ship for the purposes of this Agreement;
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;
“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship or the Owner owning that Ship and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner of that Ship and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
“Event of Default” means any of the events or circumstances described in Clause 19.1 to Clause 19.24;
“Existing Facilities” means the Existing Facility A and the Existing Facility B and “an Existing Facility” means either of them;
“Existing Facility A” means a term loan facility in the amount of (originally) Fourteen million five hundred thousand Dollars ($14,500,000) granted by Eurobank Ergasias S.A. as lender to (inter alios) Allendale Investments S.A. of Panama, Manolis Shipping Limited of the Marshall Islands and Alterwall Business Inc. of Panama, as borrowers and guaranteed by Jonathan John Shipping Ltd of the Marshall Islands and Joanna Maritime Ltd of Liberia, pursuant to the Existing Facility Agreement A, out of which the principal amount remaining currently outstanding is seven million nine hundred thousand Dollars ($7,900,000);
“Existing Facility B” means a term loan facility in the amount of (originally) Seventeen million five hundred thousand Dollars ($17,500,000) granted by Eurobank Ergasias S.A. as lender to Athens Shipping Ltd, Oinousses Navigation Ltd, Corfu Navigation Ltd and Bridge Shipping Ltd, all of the Marshall Islands, as borrowers, pursuant to the Existing Facility Agreement B, out of which the principal amount remaining currently outstanding is sixteen million Dollars ($16,000,000);
“Existing Facility Agreements” means:
(a)          a term loan facility agreement dated 12 February 2016 as thereafter amended and/or supplemented made (inter alios) between Allendale Investments S.A. of Panama, Manolis Shipping Limited of the Marshall Islands and Alterwall Business Inc. of Panama, as borrowers and Eurobank Ergasias S.A. as lender (“Existing Facility Agreement A”); and
(b)          a term loan facility agreement dated 19 October 2017 made between Athens Shipping Ltd, Oinousses Navigation Ltd, Corfu Navigation Ltd and Bridge Shipping Ltd, as borrowers and Eurobank Ergasias S.A. as lender (“Existing Facility Agreement B”); and
and "an Existing Facility Agreement" means any of them;
“Existing Finance Documents” means the Finance Documents, as defined in the Existing Facility Agreements;

“Existing Indebtedness” means the aggregate amount of moneys owing to Eurobank Ergasias S.A. under the Existing Facility Agreements;
“Existing Owners” means, together, the entities listed in Schedule 2 (Ship Information) as Owner of each of the Ships described therein, each owning on the date of execution of this Agreement an Existing Ship and “an Existing Owner” means any one of them;
“Existing Ship-Related Advance” means each of Advance A, Advance B, Advance C, Advance D, Advance E, Advance F, Advance G, Advance H and Advance I, and:
(a)	in relation to Ship A, it means Advance A;
(b)	in relation to Ship B, it means Advance B;
(c)	in relation to Ship C, it means Advance C;
(d)	in relation to Ship D, it means Advance D;
(e)	in relation to Ship E, it means Advance E;
(f)	in relation to Ship F, it means Advance F;
(g)	in relation to Ship G, it means Advance G;
(h)	in relation to Ship H, it means Advance H; and
(i)	in relation to Ship I, it means Advance I,
or (as the context may require) the amount of such borrowing for the time being outstanding.
“Existing Ships” means, together, the Ships described in Schedule 2 (Ship Information) and “an Existing Ship” means any one of them;
“Facility” means the principal amount of the aggregate of all Advances for the time being outstanding under this Agreement;
“Facility Period” means the period commencing on the date of this Agreement and ending on the date on which all obligations whatsoever of all of the Obligors under or pursuant to the Finance Documents whensoever arising have been irrevocably paid, performed and/or complied with and the Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full;
“FATCA” means:
(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law, regulation or other official guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;
“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"Final Reduction Date" means, subject to Clause 16.2 (Payment on non-Business Day):
(i)          in respect of an Existing Ship-Related Advance, the date falling thirty six (36) months after the Drawdown Date for that Existing Ship-Related Advance;
(ii)          in respect of a New Ship-Related Advance, the date falling forty eight (48) months after the Drawdown Date for that New Ship-Related Advance, subject always to the provisions of Clause 4.8 hereof;
“First Reduction Date” means, in respect of each Advance and subject to Clause 16.2 (Payment on non-Business Day), the date falling three (3) months after the Drawdown Date of that Advance;
“Finance Document” means:
(a)	this Agreement;
(b)	any Security Document;
(c)	any Fee Letter;
(d)	any Transfer Certificate; or
(e)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Guarantors, the Approved Manager, or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition.

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, each period of 1 year commencing on 1 January in respect of which its accounts are or ought to be prepared;
"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America.
“General Assignment” means, in relation to a Ship, a first priority deed of assignment of the Earnings, Insurances and Requisition Compensation in respect of such Ship, entered into by the relevant Owner owning that Ship in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof;
“Group” means the Borrower and its subsidiaries (including the Guarantors);
"Guarantee" means any guarantee and indemnity given or, as the context may require, to be given by a Guarantor in form and substance satisfactory to the Agent, as security for the obligations of the Borrower under this Agreement and/or those of the other Obligors to the Lenders and/or any other Creditor Party;
“Guarantors” means together, the Existing Owners and/or a New Ship Owner and/or a Substitute Ship Owner and/or any other legal entity(ies) nominated by the Borrower and accepted by the Agent which have, or as the context may require, shall or may at any time guarantee the obligations of the Borrower under this Agreement and/or those of the other Obligors to the Lenders and/or any other Creditor Party and “a Guarantor” means any of them;
“Insurances” means, in relation to a Ship:
(a)
all policies and contracts of insurance, including entries of a Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interbank Market” means the London interbank market;
“Interest Period” means, in relation to an Advance, each period determined in accordance with Clause 6;
"Interpolated Screen Rate" means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(a)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11.00 a.m. (London time) on the Quotation Day for dollars.
“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788(19)), as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);
“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);
“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;
“Latest Permissible Drawdown Date” means, the later of:
(A)          either:-
(i)          in respect of each of the Existing Ship-Related Advances, on 28 February 2019;
(ii)          in respect of each of the New Ship-Related Advances, on the date falling eighteen (18) months from the date of this Agreement; or
(B)          the last day of any extension granted pursuant to Clause 4.8;
“Legal Reservations” means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts 1980 and Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
“Lender” means, subject to Clause 26.6:
(a)
a bank or financial institution listed in Schedule 1 and acting through its branch indicated thereto (or through another branch notified to the Borrower under Clause 26.14), its successor or assign, unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a valid Transfer Certificate;
“LIBOR” means, for an Interest Period:
(a)	the applicable Screen Rate; or
(b)	if no Screen Rate is available for the relevant Interest Period, the Interpolated Screen Rate for the Facility (or the relevant part of it); or
(c)	if:
(i)	no Screen Rate is available for the currency of the Facility; or
(ii)	no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for the Facility (or the relevant part of it), the Reference Bank Rate, as of 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period for the Facility or relevant part of it, and if (in any of the above cases) that rate is less than zero (0), then LIBOR shall be deemed to be zero (0);
“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $400,000 or the equivalent in any other currency;
“Majority Lenders” means:
(a)	before an Advance has been made, Lenders whose Commitments are equal to or greater than 66 ⅔ per cent. of the Total Commitments; and
(b)	after an Advance has been made, Lenders whose Contributions are equal to or greater than 66 ⅔ per cent. of the Facility;
“Mandatory Costs” shall have the meaning given to it in Clause 21.8;
“Margin” means four point forty per cent (4.40%) per annum;
“Market Value” means, in relation to a Ship, the market value of that Ship determined not earlier than one month prior to the Drawdown Date of the

Advance related to that Ship and at least once a year thereafter by one separate, independent and reputable first class sale and purchase broker, appointed by and reporting to the Agent certifying the market value of such Ship on the basis of the value of that Ship charter free at the expense of the Borrower and/or its Owner in accordance with Clause 15.4 and 15.9 hereof;
“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, has or will have a Material Adverse Effect;
“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or any other Obligor; or
(b)	the ability of the Borrower or any other Obligor to perform its respective obligations under the Finance Documents; or
(c)
the validity or enforceability of, or the effectiveness or ranking of, any Security Interest granted pursuant to any of the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;

“Maximum Facility Amount” means an amount of up to forty five million Dollars ($45,000,000) corresponding to the Total Commitments which the Lenders agreed to make available for drawing through multiple Advances to the Borrower, subject to compliance with Clause 15.1 and the other provisions of this Agreement, as same may be reduced from time to time in accordance with the provisions of this Agreement;
“MOA” means, in relation to a New Ship or a Substitute Ship, the memorandum of agreement to be entered into between the relevant Seller and the relevant Buyer, as this may be amended from time to time in respect of the sale by such Seller relating to the sale and purchase of such New Ship or Substitute Ship;
“Mortgage” means, in relation to a Ship, the first priority or first preferred ship mortgage (as the case may be) on such Ship executed or to be executed by the Guarantor owning such Ship in favour of the Security Trustee under an Approved Flag (and Deed of Covenant collateral thereto if applicable), in such form as the Security Trustee may approve or require, as the same may from time to time be amended and/or supplemented;
“Mortgaged Ship” means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to a Security Interest pursuant to the relevant Finance Documents and a Ship shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Advance related to that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be prepaid pursuant to Clause 8.8 (Mandatory prepayment) as a result of the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Finance Documents have been repaid in full;
“Negotiation Period” has the meaning given in Clause 5.8;
“Net Worth” means the value of the total assets of the Borrower minus total liabilities, as expressed in its financial statements;
“New Ship” means one or more container carrier(s), built in 2001 or later that meets the New Ship Financing Criteria, is financed or refinanced according to the provisions of this Agreement and is or is intended to be subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are or are intended to be subject to a Security Interest under this Agreement and the Finance Documents;
“New Ship Approved Manager’s Undertaking-Assignment” means, in relation to a New Ship, a letter of undertaking executed or (as the context may require) to be executed by the Approved Manager in favour of the Security Trustee for that New Ship in the terms reasonably required by the Security Trustee, agreeing certain matters in relation to the Approved Manager serving as the manager of such New Ship and subordinating the rights of the Approved Manager against that New Ship and the relevant New Ship Owner to the rights of the Creditor Parties under the Finance Documents and incorporating also a first priority assignment of all the rights which the Approved Manager may have in the Insurances relating to that New Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule), in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require;
“New Ship Charter Assignment” means, in relation to a New Ship, the first priority assignment of any Charter Rights granted by the relevant New Ship Owner in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof.
“New Ship Earnings Account” means one or more Accounts to be opened in the name of a New Ship Owner with the Account Bank, which is designated by the Agent, as a “New Ship Earnings Account” for the purposes of this Agreement;
“New Ship Financing Criteria” means a ship:
(a)	that is a container carrier(s), built in 2001 or later;
(b)
whose Owner and/or (as the case may be) the Seller would provide and undertaking that she has not been traded in breach of Sanctions nor the subject of any blacklisting by an nation or internal organisation;

(c)
that is owned or is to be acquired for cash on arm's length commercial terms, by an entity, being a wholly-owned indirect subsidiary of the Borrower, nominated by the Borrower and accepted by the Agent;

(d)
that on the Drawdown Date of the Advance related thereto, would be in compliance with the representations, covenants and warrantees applicable to any Mortgaged Ship under this Agreement or any of the other Finance Documents;

“New Ship General Assignment” means, in relation to a New Ship, a first priority deed of assignment of the Earnings, Insurances and Requisition Compensation in respect of such New Ship, entered into by the relevant New Ship Owner in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof;
“New Ship Guarantee” means a guarantee and indemnity given or, as the context may require, to be given by the relevant New Ship Owner in form and substance satisfactory to the Agent, as security for the obligations of the Borrower under this Agreement and/or those of the other Obligors to the Lenders and/or any other Creditor Party;
“New Ship Mortgage” means, in relation to a New Ship, the first priority or first preferred ship mortgage (as the case may be) on such New Ship executed or to be executed by the relevant New Ship Owner in favour of the Security Trustee under an Approved Flag (and deed of covenant collateral thereto if applicable), in such form as the Security Trustee may approve or require, as the same may from time to time be amended and/or supplemented;
“New Ship Owner” means an entity, being a wholly-owned indirect subsidiary of the Borrower, nominated by the Borrower and accepted by the Agent currently owning a New Ship or (as the case may be) which will purchase a New Ship and will guarantee the obligations of the Borrower under this Agreement and/or those of the other Obligors to the Lenders and/or any other Creditor Party.
“New Ship Owner Account Pledge” means, in relation to a New Ship Earnings Account or any other Account opened in the name of (inter alios) the relevant New Ship Owner, a deed or other instrument granted by relevant the New Ship Owner in favour of the Security Trustee and/or the Lenders, conferring a Security Interest over that New Ship Earnings Account or such other Account, in such form as the Agent may approve or require in compliance always with the laws governing same;
“New Ship-Related Advance” means any Advance (other than an Existing Ship-Related Advance) to be made available to the Borrower under the reducing revolving credit facility described in Clause 2.1 in respect of the refinancing or (as the case may be) the financing of the acquisition of a New Ship or (as the context may require) the amount of such borrowing for the time being outstanding;
“New Ship Security Documents” means, in respect of a New Ship, the New Ship Approved Manager’s Undertaking-Assignment, the New Ship Undertaking-Assignment, the New Ship Charter Assignment, the New Ship General Assignment, the New Ship Guarantee, the New Ship Mortgage and any New Ship Owner Account Pledge, all related to such New Ship.

“New Ship Undertaking-Assignment” means, in relation to a New Ship, an undertaking executed or (as the context may require) to be executed by the Borrower and/or any other entity, being nominated as co-assured in the insurance policies for that New Ship in favour of the Security Trustee in the terms reasonably required by the Security Trustee, whereby the Borrower or such other entity named as co-assured in the insurance policies of such New Ship would undertake throughout the Facility Period, to subordinate any and all claims it may have against the relevant New Ship Owner owning such New Ship and/or that New Ship to the claims of the Lenders under the Facility Agreement and the Security Documents and would incorporate also a first priority assignment of all the rights which the Borrower or such other entity named as co-assured in the insurance policies of such New Ship may have in the Insurances relating to that New Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule) in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented;
“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
“Obligor” means the Borrower, any Security Party and any other party to the Finance Documents (other than the Creditor Parties);
“Owner” means each Existing Owner and each New Ship Owner or a Substitute Ship Owner owning or intending to acquire to own a Mortgaged Ship;
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;
“Party” means a party to this Agreement or a Finance Document (together the “Parties”).
“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);
“Payment Currency” has the meaning given in Clause 21.5;
“Permitted Security Interests” means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner owning that Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(h);
(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time and/or the satisfaction of any other condition, would constitute an Event of Default;
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one (1) day, the Quotation Day will be the last of those days);
“Reduction Date” means, in respect of each Advance and subject to Clause 16.2 (Payment on non-Business Day), the First Reduction Date for that Advance and each of the dates falling at three monthly intervals thereafter, up to and including the Final Reduction Date for that Advance;
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;
“Reference Banks” means, in respect of LIBOR, such banks as may be appointed by the Agent in consultation with the Borrower;
“Relevant Document” means:
(a)	any Finance Document;
(b)	any Management Agreement;
(c)	each Charter.
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Finance Documents entered into by it.
“Requisition Compensation” in relation to a Ship, includes all compensation or other moneys payable by reason of any act or event in respect of such Ship such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Renewal Fee” means the fee to be paid by the Borrower to the Agent pursuant to Clause 20.1(d);
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;
“Restricted Person” means a person that is:
(a)	listed on, or owned or controlled by a person listed on any Sanctions List;
(b)
located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions; or

(c)	otherwise a target of Sanctions;
“Retention Account” means an Account opened or to be opened in the name of the Borrower and/or (as the case may be) of a Guarantor or the Guarantors with the Account Bank, which is designated by the Agent as the Retention Account for the purposes of this Agreement;
“Sanctioned Country” means a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory.
“Sanctions” means any economic sanctions laws, regulations, embargoes or restrictive measures applicable to any Obligor administered, enacted or enforced by:
(a)	the United States government;
(b)	the United Nations;
(c)	the United Kingdom government;
(d)	the European Union or any of its Member States;
(e)	any country to which the Borrower or any other Obligor is bound; or
(f)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States

Department of State and Her Majesty’s Treasury (HMT) (together, the “Sanctions Authorities”);
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities as applicable to any Obligor;
“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on the appropriate pages LIBOR 01 or LIBOR 02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders;
“Secured Liabilities” means all liabilities which any Obligor, at the date of this Agreement or at any later time or times, has under or by virtue of any Finance Document and in the case of the Approved Manager under or by virtue of the Approved Manager’s Undertaking-Assignment or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Documents” means together:
(a)	the Accounts Pledge in relation to each Account;
(b)	the Agency and Trust Deed;
(c)	the Guarantee of each Guarantor;
(d)	the Mortgage in relation to each Ship;
(e)	the General Assignment in relation to each Ship;
(f)	any Charter Assignment in relation to each Ship;
(g)	the Approved Manager’s Undertaking-Assignment in relation to each Ship;
(h)	the Undertaking-Assignment in relation to each Ship; and
(i)	any New Ship Owner Security Documents;
(j)	(if applicable) any Substitute Ship Owner Security Documents; and
(k)	any other document as may be executed to guarantee and/or secure any amounts owning to the Creditor Parties under any Finance Document.

“Security Interest” means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Party” means each Guarantor, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within paragraph (g) of the definition of “Finance Documents”;
“Security Trustee” means EUROBANK ERGASIAS S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece or any successor of it appointed under clause 5 of the Agency and Trust Deed;
“Seller” means, in respect of a New Ship and/or (as the case may be) of a Substitute Ship, any entity nominated in the relevant MOA as seller;
“Ship Substitution Fee” means the fee to be paid by the Borrower to the Agent pursuant to Clause 20.1 (c) hereof;
“Ships” means each ship described in Schedule 2 (Ship Information) (as amended from time to time to replace any such Ship by a Substitute Ship and to include any New Ship, in each case except to the extent it has been sold or has become a Total Loss (and each “a Ship”);
“Substitute Ship Criteria” means a ship to be identified:
(a)
that is of same or younger age, same or higher Market Value, similar type and having the same or better characteristics (including dwt, lwt, shipyard pedigree and technical specifications) as a Mortgaged Ship to be replaced;

(b)
whose Owner and/or (as the case may be) the Seller would provide and undertaking that she has not been traded in breach of Sanctions nor the subject of any blacklisting by an nation or internal organisation;

(c)
that is owned or is to be acquired for cash on arm's length commercial terms, by an entity being a wholly owned indirect subsdiary of the Borrower, ultimately owned and controlled by the Borrower and incorporated in a jurisdiction acceptable to the Agent;

(d)
that on the Drawdown Date of the Advance related thereto, would be in compliance with the representations, covenants and warrantees applicable to any Mortgaged Ship under this Agreement or any of the other Finance Documents; and

(e)	that would replace a Mortgaged Ship in all respects in accordance with Clause 8.11 and the other provisions of this Agreement;
“Substitute Ship” means a vessel to be identified that meets the Substitute Ship Criteria;

“Substitute Ship Approved Manager’s Undertaking-Assignment” means, in relation to a Substitute Ship, a letter of undertaking executed or (as the context may require) to be executed by the Approved Manager in favour of the Security Trustee for that Substitute Ship in the terms reasonably required by the Security Trustee, agreeing certain matters in relation to the Approved Manager serving as the manager of such Substitute Ship and subordinating the rights of the Approved Manager against that Substitute Ship and the relevant Substitute Ship Owner owning such Substitute Ship to the rights of the Creditor Parties under the Finance Documents and incorporating also a first priority assignment of all the rights which the Approved Manager may have in the Insurances relating to that Substitute Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule), in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require;
“Substitute Ship Charter Assignment” means, in relation to a Substitute Ship, the first priority assignment of any Charter Rights granted by the relevant Substitute Ship Owner in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof.
“Substitute Ship Earnings Account” means one or more Accounts to be opened in the name of a Substitute Ship Owner with the Account Bank,  which is designated by the Agent, as a “Substitute Ship Earnings Account” for the purposes of this Agreement;
“Substitute Ship General Assignment” means, in relation to a Substitute Ship, a first priority deed of assignment of the Earnings, Insurances and Requisition Compensation in respect of such Substitute Ship, entered into by the relevant Substitute Ship Owner in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof;
“Substitute Ship Guarantee” means a guarantee and indemnity given or, as the context may require, to be given by a Substitute Ship Owner in form and substance satisfactory to the Agent, as security for the obligations of the Borrower under this Agreement and/or those of the other Obligors to the Lenders and/or any other Creditor Party;
“Substitute Ship Mortgage” means, in relation to a Substitute Ship, the first priority or first preferred ship mortgage (as the case may be) on such Substitute Ship executed or to be executed by the relevant Substitute Ship Owner in favour of the Security Trustee under the Approved Flag (and deed of covenant collateral thereto if applicable), in such form as the Security Trustee may approve or require, as the same may from time to time be amended and/or supplemented;
“Substitute Ship Owner” means an entity, being a wholly-owned indirect subsidiary of the Borrower, nominated by the Borrower and accepted by the Agent currently owning a Substitute Ship or (as the case may be) which will acquire a Substitute Ship and will guarantee the obligations of the Borrower under this Agreement and/or those of the other Obligors to the Lenders and/or any other Creditor Party.
“Substitute Ship Owner Account Pledge” means, in relation to a Substitute Ship Earnings Account or any other Account opened in the name of (inter alios) a Substitute Ship Owner, a deed or other instrument granted by the such Substitute Ship Owner in favour of the Security Trustee and/or the Lenders, conferring a Security Interest over that Substitute Ship Earnings Account or such other Account, in such form as the Agent may approve or require in compliance always with the laws governing same;
“Substitute Ship Security Documents” means, in respect of a Substitute Ship, the Substitute Ship Approved Manager’s Undertaking-Assignment, the Substitute Ship Undertaking-Assignment, the Substitute Ship Charter Assignment, the Substitute Ship General Assignment, the Substitute Ship Guarantee, the Substitute Ship Mortgage and any Substitute Ship Owner Account Pledge, all related to such Substitute Ship.
“Substitute Ship Undertaking-Assignment” means, in relation to a Substitute Ship, an undertaking executed or (as the context may require) to be executed by the Borrower or any other entity being nominated as co-assured in the insurance policies for that Substitute Ship in favour of the Security Trustee in the terms reasonably required by the Security Trustee, whereby the Borrower or such other entity named as co-assured in the insurance policies of such Substitute Ship would undertake throughout the Facility Period, to subordinate any and all claims it may have against the relevant Substitute Ship Owner owning such Substitute Ship and/or that Substitute Ship to the claims of the Lenders under the Facility Agreement and the Security Documents and would incorporate also a first priority assignment of all the rights which the Borrower or such other entity named as co-assured in the insurance policies of such Substitute Ship may have in the Insurances relating to that Substitute Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule) in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented;
"Termination Date" means:
(i)	the Final Reduction Date of the last Advance which may be drawn down or reborrowed in accordance with this Agreement; or
(ii)	(if earlier) the date on which the Total Commitments are fully cancelled or terminated in accordance with the provisions of this Agreement.
“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;
(b)
any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire unless she is within 40 days redelivered to the full control of the relevant Guarantor owning that Ship;
(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless she is within 40 days redelivered to the full control of the relevant Guarantor owning that Ship;
“Total Loss Date” means, in relation to a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)
the date of any compromise, arrangement or agreement made by or on behalf of the relevant Guarantor owning that Ship, with such Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
“Transaction Security” means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents
“Transfer Certificate” has the meaning given in Clause 26.2;
“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed; and
“Undertaking-Assignment” means, in relation to a Ship, an undertaking executed or (as the context may require) to be executed by the Borrower or any other entity being nominated as co-assured in the insurance policies for that Ship in favour of the Security Trustee in the terms reasonably required by the Security Trustee, whereby the Borrower or such other entity named as co-assured in the insurance policies of such New Ship would undertake throughout the Facility Period, to subordinate any and all claims it may have against the relevant Owner owning that Ship and/or that Ship to the claims of the Lenders under the Facility Agreement and the Security Documents and would incorporate also a first priority assignment of all the rights which the Borrower or such other entity named as co-assured in the insurance policies of such New Ship may have in the Insurances relating to that Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule) in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented;
“Undewriting Fee” means the fee to be paid by the Borrower to the Agent pursuant to Clause 20.1 (a) hereof;

“US Tax Obligor” means:
(a)	a Party which is resident for tax purposes in the United States of America; or
(b)	an Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes.
“Write-down and Conversion Powers” means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.3	Construction of certain terms. In this Agreement:
“approved” means, for the purposes of Clause 13, approved in writing by the Agent;
“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
“company” includes any partnership, joint venture and unincorporated association;
“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;
“document” includes a deed; also a letter, fax or electronic mail;
“excess risks”  means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of a Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;
“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any value added or other tax applicable thereon;
“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“months” shall be construed in accordance with Clause 1.4;
“obligatory insurances” means all insurances effected, or which an Owner is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.5;
“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks”  means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision in the Norwegian Marine Insurance Plan;
“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;
“subsidiary” has the meaning given in Clause 1.5;
“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).
1.4
Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.
1.5	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:
(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.
1.6	General Interpretation.
(a)	In this Agreement:
(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.
(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.
(c)
References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.
1.7	Event of Default. A Potential Event of Default and/or an Event of Default) are “continuing” if either of them has not been remedied or waived.
1.8	Joint and several liability
1.8.1          All obligations, covenants, representations, warranties and undertakings in or pursuant to the Finance Documents assumed, given, made or entered into by the Borrower and the Guarantors shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrower and the Guarantors jointly and severally.
1.8.2          Each of the Obligors agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Finance Documents to be indemnified by any other Obligor and/or to take the benefit of any security taken by the Agent pursuant to the Finance Documents shall be exercised in such manner and on such terms as the Agent may require.  Each of the Obligors agrees to hold any sums received by it until the end of the Facility Period as a result of its having exercised any such right on trust for the Agent absolutely.
1.8.3          Each of the Obligors agrees that it will not at any time during the Facility Period claim any set off or counterclaim against any other Obligor in respect of any liability owed to it by that other Obligor under or in connection with the Finance Documents, nor prove in competition with the Lenders in any liquidation of (or analogous proceeding in respect of) any other Obligor in respect of any payment made under the Finance Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Agent for the discharge of the Secured Liabilities.
2	FACILITY
2.1	Amount of reducing revolving credit facility.
Subject to Clause 2.2. and to the satisfaction of all conditions precedent and in reliance on the representations and warranties made in or in accordance with them and furthermore subject to Capital Control Approval and the other provisions of this Agreement, the Lenders shall make available for drawing through multiple Advances to the Borrower a reducing revolving credit facility in an aggregate amount not exceeding the Maximum Facility Amount.

2.2	Advances.
The Total Commitments shall be available in multiple Advances and the amount of:
(a)
an Existing Ship-Related Advance in relation to each Existing Ship shall not exceed an amount in Dollars equal to 50% of the Market Value of each of the Existing Ships and the aggregate amount of all Existing Ship-Related Advances shall not exceed the amount of thirty million Dollars ($30,000,000); and

(b)
a New Ship-Related Advance in relation to each New Ship shall not exceed an amount in Dollars equal to 55% of the Market Value of each such New Ship, as evidenced by her valuation delivered to the Agent under Schedule 4, Part C, paragraph 8.

and the aggregate amount of all Advances shall not exceed the Maximum Facility Amount.
2.3
Lenders' participations in Advances.  Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the relevant Total Commitments.

2.4
Purpose of the Advances.  The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement, provided that no Creditor Party shall be under any obligation to monitor the Borrower’s compliance with this undertaking and no breach of this undertaking shall affect the Borrower’s other obligations hereunder.

2.5	Reduction of Commitments. On each Reduction Date, the Total Commitment shall be reduced in accordance with clause 8.2 and the Commitment of each Lender shall be reduced proportionately.
2.6
Cancellation of Advances.  In the event that by close of business on the Latest Permissible Drawdown Date related to an Advance, the Borrower has not satisfied all the conditions precedent referred to in Schedule 4, Part B or, as the case may be, in Schedule 4, Part C in respect of that Advance, any such Advance, subject to the provisions of Clause 9.2, shall be cancelled at close of business in London on the relevant Latest Permissible Drawdown Date and the Total Commitments shall thereupon be reduced by the maximum amount of such Advance.

2.7	Timing of Existing Ship-Related Advances. The nine (9) Existing Ship-Related Advances for the Existing Ships shall all be drawn down simultaneously.
3	POSITION OF THE LENDERS
3.1
Interests of Lenders several.  The rights of the Lenders under this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) are several; accordingly each Lender shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender and/or any other Creditor Party to be joined as an additional party in any proceedings for this purpose.
3.2
Independent action by a Lender.  None of the Lenders shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Finance Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for this purpose.

3.3
Obligations of Lenders several.  The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders being increased; nor
(b)	any Obligor or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.
3.4	Parties bound by certain actions of Majority Lenders. Every Lender and any other Creditor Party, the Borrower and each other Obligor shall be bound by:
(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;
(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;
(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.
3.5
Reliance on action of Agent.  The Borrower and each other Obligor shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.
4	DRAWDOWN OF ADVANCES
4.1
Request for Advance.  Subject to the following conditions, the Borrower may request an Advance to be drawn down by ensuring that the Agent receives the relevant Drawdown Notice not later than 10.00 a.m. (London time) three (3) Business Days prior to the intended Drawdown Date for that Advance.

4.2	Drawdown. The conditions referred to in Clause 4.1 are that:

(a)
a Drawdown Date has to be a Business Day during the Drawdown Period but (i) the Drawdown Date for an Existing Ship-Related Advance has to be a Business Day falling on or prior to 28 February 2019 and (ii) the Drawdown Date for a New Ship-Related Advance has to be a Business Day falling on or prior the date falling (18) months from the date of this Agreement, in each case, subject to the provisions of Clause 4.8 hereof;

(b)	the aggregate amount of the Advances shall not exceed the Total Commitments; and
(c)	the Borrower has complied with the provisions of Clause 9.1 with respect to an Advance.
4.3
Notification to Lenders of receipt of the Drawdown Notice.  The Agent shall promptly notify the Lenders that it has received the relevant Drawdown Notice in respect of an Advance and shall inform each Lender of:

(a)	the amount of the relevant Advance and relevant Drawdown Date;
(b)	the amount of that Lender's participation in the relevant Advance; and
(c)	the duration of the first Interest Period thereof.
4.4
Drawdown Notice irrevocable.  The relevant Drawdown Notice must be signed by a director or other authorised person of the Borrower; and once served, the relevant Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5
Lenders to make available Contributions.  Subject to the provisions of this Agreement, each Lender shall, on and with value on the relevant Drawdown Date for an Advance, make available to the Agent for the account of the Borrower the amount due from that Lender on the relevant Drawdown Date under Clause 2.3.

4.6
Disbursement of Advance.  Subject to the provisions of this Agreement, the Agent shall on each relevant Drawdown Date advance to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the relevant Drawdown Notice; and
(b)	in the same funds as the Agent received the payments from the Lenders.
4.7
Disbursement of Advances to third party.  Any payment by the Agent under Clause 4.6 of an Advance shall constitute the making of such Advance and the Borrower shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's Contribution.

4.8
Extension of the Drawdown Period. Provided that no Event of Default has occurred and is continuing, the Lenders may, at their absolute discretion and subject to the payment by the Borrower of the Renewal Fee in accordance with Clause 20.1 (d) and to the satisfaction of all conditions precedent and subsequent for the making of an Advance pursuant to this Agreement and the Finance Documents, grant their consent in writing to an annual extension of the Drawdown Period for an Advance by serving to the Borrower not later than thirty (30) days prior to the relevant Latest Permissible Drawdown Date for such Advance and on an annual basis thereafter, whereupon the Drawdown Period for that Advance shall be extended accordingly.
5	INTEREST
5.1
Payment of normal interest.  Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2
Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3
Payment of accrued interest.  In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period;
as soon as reasonably practicable after each is determined.
5.5	Market disruption. The following provisions of this Clause 5 apply if:
(a)
at least one Business Day before the start of an Interest Period in relation to an Advance, Lenders having Contributions together amounting to more than 40 per cent. of the relevant Advance (or, if the relevant Advance has not been made, Commitments amounting to more than 40 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period (provided always that any such notifications by any such Lenders shall be duly substantiated); or

(b)
at least one Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given.
5.7	Suspension of drawdown. If the Agent's notice under Clause 5.6 is served before an Advance is made:

(a)	in a case falling within paragraph (a) of Clause 5.5, the Lenders' obligations to make that Advance;
(b)	in a case falling within paragraph (b) of Clause 5.5, the Affected Lender's obligation to participate in that Advance;
shall be suspended while the circumstances referred to in the Agent's notice continue.
5.8
Negotiation of alternative rate of interest.  If the Agent’s notice under Clause 5.6 is served after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within thirty (30) Business Days after the date on which the Agent serves its notice under Clause 5.6 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.9
Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10
Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11
Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than fifteen (15) Business Days' notice of its intention to prepay the Advance(s) or, as the case may be, the Affected Lender's Contribution at the end of the interest period set by the Agent.

5.12
Prepayment; termination of Commitments.  A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the relevant Contribution of the Affected Lender shall be cancelled; and
(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Advances or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS
6.1
Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date of the relevant Advance and each subsequent Interest Period applicable to such Advance shall commence on the expiry of the preceding Interest Period thereof.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3 or 6 months as notified by the Borrower to the Agent not later than 11.00 am (London time) three (3) Business Days before the commencement of the Interest Period; or
(b)	three (3) months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or
(c)	such other period as the Agent may, with the Majority Lenders' authority, agree with the Borrower.
6.3
No Interest Period for Advances to extend beyond Termination Date and Reduction Dates. No Interest Period for an Advance shall end after a Reduction Date or the Termination Date and any such Interest Period which would otherwise extend beyond a Reduction Date or, as the case may be, the Termination Date shall instead end on such Reduction Date or, as the case may be, on the Termination Date.

6.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed to an Interest Period, any Lender notifies the Agent by 10:00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, then that Interest Period shall have such duration as the Agent after having consulted with the Borrower may determine.

7	DEFAULT INTEREST
7.1
Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or any other Creditor Party or other designated payee does not receive on or before the relevant due date for payment thereunder, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, three (3) days following the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest and its calculation.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be two point fifty per cent (2.50%) per annum above the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or
(ii)
if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.

7.3
Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.2 and of each period selected by the Agent for the purposes of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.4
Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.5	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
8	REPAYMENT, CANCELLATION, REDUCTION AND PREPAYMENT
8.1
Repayment of Advances.  The Borrower shall repay on each Reduction Date for an Advance an amount which is equal to the amount of a reduction of such Advance in accordance with clause 8.2 and subject to the provisions of this Agreement, each Advance shall be repaid in full on the relevant Final Reduction Date and in any case not later than the Termination Date.

8.2	Reduction Dates for Advances. Each Advance, to the extent not previously reduced, shall be reduced on each of the Reductions Dates related to it as follows:
(i)
the amount of each Existing Ship-Related Advance shall be reduced by twelve (12) equal quarterly reductions, each being in the amount of $100,000 on each of the twelve Reduction Dates relative to such Existing Ship-Related Advance originally drawn, followed by a final reduction corresponding to the balance of each such Existing Ship-Related Advance through a balloon payment to be also made on the twelfth (12th) Reduction Date (such balloon payment in respect of each Existing Ship-Related Advance, the “Existing Ship-Related Advance Balloon Payment” for such Existing Ship-Related Advance); and

(ii)
the amount of each New Ship-Related Advance shall be reduced by sixteen (16) equal quarterly reductions on each of the sixteen Reduction Dates relative to such New Ship-Related Advance and the amount of each such reduction for each New Ship-Related Advance shall be 1/16th of the amount corresponding to at least 50% of the amount of that New Ship-Related Advance originally drawn, followed by a final reduction corresponding to the balance of each such New Ship-Related Advance which shall not exceed 50% of each New Ship-Related Advance originally drawn through a balloon payment to be also made on the sixteenth (16th) Reduction Date (such balloon payment in respect of each New Ship-Related Advance, the “New Ship-Related Advance Balloon Payment” for such New Ship-Related Advance and together with the Existing Ship-Related Advance Balloon Payment, an “Advance Balloon Payment”).

8.3	Additional payments. For the avoidance of doubt:
(a)
on the Final Reduction Date for an Advance (without prejudice to any other provision of this Agreement), such Advance shall be repaid in full and the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document related to that Advance; and

(b)
on the Termination Date, all the Advances shall be reduced to zero and the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4
Voluntary prepayment and cancellation of Commitments.  Subject to the following conditions, the Borrower may prepay the whole or part of any Advance on the last day of an Interest Period applicable thereto or cancel the whole or any part of the undrawn portion of the Commitments.

8.5	Conditions for voluntary prepayment and/or cancellation. The conditions referred to in Clause 8.5 are that:
(a)	a partial prepayment of an Advance shall be in the minimum amount of one hundred thousand Dollars ($100,000) or a multiple thereof;
(b)
in the case of prepayment, the Agent has received from the Borrower at least ten (10) Business Days prior written confirmative and irrevocable notice specifying the amount to be prepaid and/or as the case may be to be cancelled and the date on which the prepayment and/or as the case may be the cancellation is to be made (such date shall be the last day of an Interest Period); and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any other Obligor in connection with the prepayment or cancellation (as the case may be) has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any other Obligor has been complied with.

8.6
Effect of notice of prepayment or cancellation.  A prepayment or cancellation notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7
Notification of notice of prepayment or cancellation.  The Agent shall notify the Lenders promptly upon receiving a prepayment or cancellation notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment.
8.8.1
Within one hundred and twenty (120) days of any Mortgaged Ship becoming a Total Loss, or upon a Mortgaged Ship being sold, with the prior written consent of the Lender, provided that no Event of Default has occurred and is continuing, the relevant proceeds will be applied against reduction of any amount remaining outstanding under the Advance related to such Mortgaged Ship lost or sold (including the relevant Advance Balloon Payment) pro rata and the Borrower shall be obliged to prepay either (i) the amount of the balance corresponding to the Advance related to such Mortgaged Ship lost or sold or (ii) such amount so that the ratio of the aggregate Market Value of the Mortgaged Ships to the Facility remains the same after such loss or sale of the relevant Mortgaged Ship, whichever is the higher and the balance (if any) shall be at the disposal of the relevant Owner

8.8.2
The provisions of Clause 8.8.1 shall not apply in case where an Owner of a Mortgaged Ship exercises its right to substitution as per Clause 8.11 hereunder, in which case, such Owner will repay or prepay any outstanding balance of the Advance related to such Mortgaged Ship being substituted and request the reborrowing of such amounts prepaid in accordance with Clause 8.12. Any surplus exceeding the Advance prepaid and not being requested for reborrowing will be at the disposal of the relevant Owner.

8.8.3
On the service of a notice under Clause 19.25 (Acceleration of Facility), the Borrower shall be obliged to pay in full all the Advances together with accrued interest and all other amounts accrued or owing from the Borrower or any other Obligor under this Agreement and every other Finance Document and the Total Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

8.9
Amounts payable on prepayment or cancellation.  A prepayment or cancellation shall be made together with accrued interest which is due and unpaid (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid or cancelled and, if the prepayment is not made on the last day of an Interest Period thereof, together with any sums payable under Clause 21.2 (Breakage Costs) but without premium or penalty).

8.10	Application of partial prepayment. Each partial prepayment of an Advance shall be applied towards reduction of such Advance (including the relevant Advance Balloon Payment) pro rata.
8.11
Option to substitution of a Ship. The Borrower shall be entitled by written notice to the Lenders and the Agent of its intention to exercise its option to substitute a Mortgaged Ship with a Substitute Ship, given at least one (1) month prior to the scheduled substitution date and in any event prior to the end of the Drawdown Period [(as same may have been extended in accordance with the provisions of Clause 4.8)], to prepay any outstanding balance of the Advance related to such Mortgaged Ship being substituted and request the reborrowing of the amounts prepaid in accordance with Clause

8.12 for the purposes of substituting a Mortgaged Ship with a Substitute Ship, subject to the fulfilment of the conditions precedent (where applicable) set out in 9.1 and Schedule 4, Part C and furthermore on the condition that:
(i)
a Substitute Ship would follow the reduction schedule for the Advance related to such Ship being substituted, as set out in Clause 8.2 (ii), unless such Substitute Ship is built before the year 2001 in which case it will follow the reduction schedule set out in Clause 8.2(i); and

(ii)	the substitution of a Ship would be subject to the Agent’s sole discretion.
8.12
Reborrowing.  Any amounts prepaid or repaid (if not cancelled) may be, at the Agent’s absolute discretion, reborrowed prior to the end of the Drawdown Period (as same may have been extended in accordance with the provisions of Clause 4.8), for the purposes of Clause 1.1 (b) or 1.1. (c) and/or Clause 8.11 subject to (i) the reborrowing not resulting in the maximum amount of the outstanding Total Commitments exceeding the Maximum Facility Amount referred to in clause 2.1 (or such other lower amount as a result of any cancellation or reduction of the Total Commitments pursuant to this Agreement and (ii) satisfaction of the conditions precedent set out in Clause 9.1 (a) to (i) and on the further condition that all Existing Ship-Related Advances have been drawn and/or have ceased to be available for drawing under this Agreement.

9	CONDITIONS PRECEDENT & SUBSEQUENT
9.1	Documents, fees and no default. Each Lender's obligation to contribute to an Advance of the Facility is subject to the following conditions precedent:
(a)	that, on or before the date of signing of this Agreement, the Agent receives the documents described in Schedule 4, Part A in form and substance satisfactory to the Agent and its lawyers;
(b)
that, on or before the Drawdown Date of each Existing Ship-Related Advance, the Agent receives the documents described in Schedule 4, Part B in form and substance satisfactory to the Agent and its lawyers;

(c)
that, on or before the Drawdown Date of any Advance (other than an Existing Ship-Related Advance), the Agent receives the documents described in Schedule 4, Part C in form and substance satisfactory to the Agent and its lawyers;

(d)
that at the date of each Drawdown Notice of an Advance, at each Drawdown Date of an Advance, on the first day of each Interest Period of an Advance, on the date of each Compliance Certificate and at the date on which any amounts prepaid are reborrowed pursuant to Clause 8.12 for the purposes of Clause 8.11 or otherwise:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Facility;
(ii)
the representations and warranties in Clause 10 and those of the Borrower or any other Obligor which are set out in the other Finance Documents would be true and not misleading in any material respect if repeated on each of those dates with reference to the circumstances then existing;
(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing;
(iv)	there has not been a Material Adverse Change in the financial positon or state of affairs of any Obligor from that disclosed to the Agent prior to the date of this Agreement;
(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of each Advance, the Borrower would not be obliged to provide additional security or prepay part of the Facility under that Clause;

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent (acting reasonably) may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the relevant Drawdown Date;

(g)
that, on or before the service of the relevant Drawdown Notice related to each Advance, the Agent receives the relevant fees payable pursuant to Clause 20.1 (a) and (b) and has received payment of the expenses referred to in Clause 20.2;

(h)
that, should the Borrower exercise its option to substitute as Ship in accordance with Clause 8.11 on or before the date on which any amounts prepaid under an Advance are redrawn for the purposes of Clause 8.11, the Agent receives the Ship Substitution Fee payable pursuant to Clause 20.1 (c) and has received payment of the expenses referred to in Clause 20.2; and

(i)
that, on or before the date on which the Lenders grant their consent to an  extension of the Drawdown Period in accordance with Clause 4.8, the Agent receives the Renewal Fee payable pursuant to Clause 20.1 (d) and has received payment of the expenses referred to in Clause 20.2.

9.2
Waiver of conditions precedent.  If the Majority Lenders, at their discretion, permit an Advance to be made before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within five (5) Business Days after the relevant Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

9.3
Conditions subsequent. The Borrower undertakes to deliver or to cause to be delivered to the Agent within thirty (30) days after a Drawdown Date of an Advance the relevant additional documents and other evidence listed in Schedule 4, Part D (Conditions Subsequent).

10	REPRESENTATIONS AND WARRANTIES
10.1	General. The Borrower represents and warrants to each Creditor Party as follows:
10.2	Status. The Borrower and each other Obligor is duly incorporated and validly existing and in good standing under the laws of its country of incorporation;

neither the Borrower nor any other Obligor is a FATCA FFI or a US Tax Obligor.
10.3
Share capital and ownership.  The Borrower is incorporated in the Marshall Islands and the aggregate number of shares of stock that it is authorized to issue as of the date hereof is as disclosed to the Lender prior to the date of this Agreement; the Borrower as of January 31, 2007 trades on the NASDAQ Global Market under the ticker ESEA and its beneficial owners are the holders of the Borrower’s stock which are changing continuously.

10.4	Corporate power. The Borrower and each other Obligor has the corporate capacity and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Finance Documents to which it is a party; and
(b)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower and each other Obligor is a Party.
10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6
Legal validity; effective Security Interests.  The Finance Documents to which the Borrower and/or (as the case may be) any other Obligor is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)
constitute the Borrower's and/or (as the case may be) such other Obligor’s legal, valid and binding obligations enforceable against the Borrower and/or (as the case may be) such other Obligor in accordance with their respective terms; and

(b)
create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	the Borrower and/or (as the case may be) any other Obligor will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8
No conflicts.  The borrowing by the Borrower of the Facility, the execution by any Obligor of each Finance Document to which it is a party and the compliance of any Obligor with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation in any Relevant Jurisdiction; or

(b)	the constitutional documents of the Borrower and the other Obligors; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower and the other Obligors or any of their assets, and will not have a Material Adverse Effect.
10.9
No withholding taxes.  All payments which the Borrower and/or any other Obligor is liable to make under the Finance Documents to which the Borrower and/or any such other Obligor is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Relevant Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.
10.11
Information.  All information which has been provided in writing by or on behalf of any Obligor to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.6; all audited and consolidated accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Change in the financial position or state of affairs of that Obligor from that disclosed in the latest of those accounts which constitutes a Material Adverse Effect.

10.12
No litigation.  No legal or administrative action involving an Obligor (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case and if determined adversely, would be likely to have a Material Adverse Effect.

10.13
Compliance with certain undertakings.  At the date of this Agreement, each of the Obligors is in compliance with Clauses 11.2 (Title; negative pledge; pari passu), 11.5 (Information provided to be accurate), 11.8 (Consents), 11.9 (Maintenance of Security Interests), 11.11 (Principal place of business) and 11.17 (Sanctions).

10.14	Taxes paid. The Borrower and the other Obligors have paid all taxes applicable to, or imposed on or in relation to them and their business.
10.15	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to an Obligor and the Ships have been complied with.
10.16
No Money Laundering.  Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Facility, the performance and discharge of the obligations and liabilities of the Borrower and any other Obligor under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower and any other Obligor is a party, the Borrower confirms that (i) it is acting for its own account, (ii) that it will use the proceeds of the Facility for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirements or other regulatory measure or procedure implemented to combat “money laundering” (as defined in

Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).
10.17
Patriot Act.  To the extent applicable to an Obligor, such Obligor is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Facility will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11	GENERAL UNDERTAKINGS
11.1
General.  The Borrower undertakes with each Creditor Party to comply (to the extent applicable to it)  and to procure that each Guarantor and any other Obligor shall comply (where applicable) with the following provisions of this Clause 11 at all times during the Facility Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge; pari passu. The Borrower will:
(a)
ensure that the Ships will maintain their present ownership, management, control and ultimate beneficial ownership and that the Guarantors will hold the legal title to, and own the entire beneficial interest in the Ships’ Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and except for Permitted Security Interests. For the avoidance of doubt the Lenders consent and agree to any changes relating to the shareholders of the Borrower’s trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement;

(b)	ensure that none of the Obligors creates or permits to arise any Security Interest (except for Permitted Security Interests) over any of its asset, present or future; and
(c)
procure that each Obligor’s liabilities under the Finance Documents to which that Obligor is a party will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3
No disposal of assets.  The Borrower will procure that none of the Guarantors will (without the prior written consent of the Agent, acting with the authority of the Majority Lenders) transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its trading operations; or
(b)	any debt payable to it any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4
No other liabilities or obligations to be incurred.  The Borrower will procure that none of the Guarantors will incur any liability or obligation except (i) liabilities and obligations under the Finance Documents to which each of them is a party and (ii) liabilities or obligations incurred in the ordinary course of its business of operating and chartering the Ships.

11.5
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of an Obligor under or in connection with any Finance Document will be true and not misleading in any material respect and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will:
(a)
furnish the Agent, with its annual, audited and consolidated financial statements within 180 days after the end of the financial year concerned, and prepared in accordance with GAAP consistently applied, such obligation commencing from 31st December 2018;

(b)	send to the Agent, together with the Accounting Information referred to in paragraph (a) above, the Compliance Certificate in accordance with Clause 12.8; and
(c)
provide the Agent from time to time as the Agent may reasonably request and in form and substance satisfactory to the Agent with any information on the financial condition, commitments, business and operations of each Obligor.

11.7	Form of financial statements. All financial statements delivered under Clause 11.6 will:
(a)
give a true and fair view of the state of affairs of the Borrower, or as the case may be, of the Guarantors at the date of those accounts and of the profit for the period to which those accounts relate; and

(b)	fully disclose or provide for all significant liabilities of the Borrower, or as the case may be, of the Guarantors for the period to which those accounts relate, to the Agent’s satisfaction.
11.8	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for any Obligor to perform its respective obligations under each of the Finance Documents to which each such Obligor is a party;
(b)	for the validity or enforceability of any Finance Document to which an Obligor is a party, and the Borrower will comply (and will ensure that each other Obligor will comply) with the terms of all such consents.
11.9	Maintenance of Security Interests. The Borrower will:
(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10
Notification of litigation.  The Borrower will provide the Agent with details of any legal or administrative action involving an Obligor or a Ship, her Earnings or her Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered as having a Material Adverse Effect on the business, assets or financial condition of them or as affecting the validity or enforceability  of any Finance Document.

11.11	Principal place of business. The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom.
11.12
Confirmation of no default.  The Borrower will, not more than once per quarter and within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by one director of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
11.13	Notification of default. The Borrower will notify the Agent as soon as it becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default which is continuing; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will thereafter keep the Agent fully up‑to‑date with all developments.
11.14
Provision of further information.  The Borrower shall (and shall procure that each Guarantor will) inform the Agent of all major financial developments in the Borrower and the Guarantors such as new loans, refinancing/restructuring of existing loans, new acquisitions and sales, contracts for term employment of the Ships and furthermore will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the Guarantors, the Ships, their Insurances or their Earnings; or
(b)	any other matter relevant to, or to any provision of, a Finance Document, which may be requested by any Creditor Party at any time.

11.15
Provision of customer information. The Borrower will produce such documents and evidence as the Lenders shall from time to time require, based on applicable laws and regulations from time to time and the Lenders’ own internal guidelines from time to time, relating to the Lenders’ knowledge of its customers.

11.16
Ownership.  The Borrower shall ensure that, throughout the Facility Period without the prior written consent of the Agent, which shall not be unreasonably withheld, there shall be no change in the Directors and Officers in the Guarantors and in the Chief Executive Officer(s) of the Borrower and moreover the Borrower shall ensure that no change shall be made directly or indirectly in the ownership of the Guarantors, the beneficial ownership of the Borrower or the control of the Guarantors without the prior written consent of the Agent, which shall not be unreasonably withheld. For the avoidance of doubt the Lenders consent and agree to any changes relating to the Borrower’s trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement.

11.17	Sanctions
(a)	The Borrower undertakes to comply (and shall procure that each other Obligor shall comply) in all respects with all Sanctions.
(b)
The Borrower undertakes not to use (and shall procure that no other Obligor shall use) any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Creditor Parties.

(c)
The Borrower undertakes to ensure (and shall procure that each other Obligor shall ensure) that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Creditor Party in its name.

(d)
The Borrower undertakes (and shall procure that each other Obligor shall), to the extent permitted  by law, promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

11.18
Use of proceeds.  The Borrower shall not (and shall procure that no other Obligor and no Affiliate of any of them shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in the Borrower or any other Obligor or any Creditor Party being in breach of any Sanctions or becoming a Restricted Person.

11.19
Compliance with laws.  The Borrower shall (and shall procure that each other Obligor shall) comply in all respects with all laws and regulations to which it may be subject including without limitation (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order thereto) and (ii) the PATRIOT Act.

11.20	Anti-Corruption.
(a)
The Borrower shall not (and shall procure that no other Obligor will) directly or indirectly use the proceeds of the Facility for any purpose which would breach or might breach applicable anti-corruption laws, including but not limited to the UK Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, each as amended.

(b)	The Borrower shall (and shall procure that each other Obligor will):
(i)	conduct its business in compliance with applicable anti-corruption laws and regulations; and
(ii)	maintain effective policies and procedures designed to promote and achieve compliance with such laws and regulations.
11.21
Provision of copies and translation of documents.  The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide one (1) copy for each Creditor Party.

12	CORPORATE UNDERTAKINGS
12.1
General.  The Borrower undertakes with each Creditor Party to comply (to the extent applicable to it) and to procure (where applicable), that any other Obligor shall comply with the following provisions of this Clause 12 at all times during the Facility Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower shall (and shall procure that any other Obligor will) maintain its separate corporate existence and remain in good standing under the laws of its incorporation.
12.3	Negative undertakings. The Borrower:
(a)	shall not allow any Guarantor to carry on any type of business other than the direct or indirect ownership, chartering and operation of a Ship in accordance with its constitutional documents;
(b)
shall not allow any Guarantor to make any form of distribution (other than payment of a dividend pursuant to Clause 12.4) or effect any form of redemption, purchase, reduction or return of share capital or issue, allot or grant any person a right to any shares in its capital; or

(c)
shall not permit any Guarantor to incur any debt or provide any form of credit or issue any guarantee to any person, except in the ordinary course of its business without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld,; or

(d)
shall not allow any Guarantor to open or maintain any Account with any bank or financial institution except the Accounts with the Account Bank, for the purposes of the Finance Documents and Accounts notified to the Agent prior to the date of this Agreement without the prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(e)
shall not allow any Guarantor to acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)
shall not enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation, or change its name without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld; or

(g)	shall not allow any Guarantor to purchase any further assets (other than a Ship), either directly or indirectly (through subsidiaries);
(h)
shall not, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld, incur any other Financial Indebtedness unless such other Financial Indebtedness ranks at least pari passu with the Financial Indebtedness under the Facility Agreement and the Finance Documents, ;

(i)
shall not allow any Guarantor to enter into any shareholder loans, inter company loans, affiliate loans and third party loans which shall not be fully subordinated to the rights of the Creditor Parties under the Facility Agreement and the Finance Documents, on terms satisfactory to the Agent in its sole discretion; or

(j)	shall not permit the Secured Liabilities to be subordinated in priority of payment to any other present or future Financial Indebtedness of the Group.
and to the extent applicable to any other Obligor, the Borrower shall procure that none of the other Obligors will do any of the above.
12.4
Dividends.  The Borrower shall procure that no Guarantor shall declare or pay any dividends or other distribution following the occurrence of an Event of Default which is continuing without the prior written consent of the Agent.

12.5
Cash Collateral Deposit. The Borrower will maintain from the Drawdown Date of the first Advance and at all times thereafter during the Facility Period in the Cash Collateral Deposit Account the Cash Collateral Deposit which is, and will not be subject to any Security Interest (other than pursuant to the relevant Account Pledge) as cash collateral.

12.6	Debt to equity ratio. The Borrower will ensure that its total debt net of cash will not exceed 75% of the total market value of its assets.
12.7	Minimum Net Worth. The Borrower will ensure that its minimum Net Worth listed in Nasdaq will be fifteen million Dollars (USD15,000,000).
12.8
Compliance Check.  On each Compliance Date, compliance with the undertakings contained in Clause 12.5 and 15.1 shall be determined by reference to the Accounting Information for the twelve month period in each Financial Year of the Borrower (commencing with the twelve month period ending on 31 December 2019) delivered to the Agent pursuant to the Agreement.  At the same time as it delivers that Accounting Information, the Borrower shall deliver to the Agent a Compliance Certificate signed by a director of the Borrower. If, prior to the delivery of a Compliance Certificate, the Borrower become aware that such undertakings will not be complied with, the Borrower shall immediately notify the Agent thereof.
12.9	Application of FATCA
The Borrower shall not (and shall procure that no other Obligor will) become a FATCA FFI or a US Tax Obligor, without the prior written consent of the Lenders.
13	INSURANCE
13.1
General.  The Borrower undertakes with each Creditor Party to comply (and to procure in all cases that each Guarantor and any other Obligor or other entity if named as co-assured in the insurance policies to comply) with the following provisions of this Clause 13 at all times during the Facility Period, except as the Agent may (with the authority of the Majority Lenders), otherwise permit.

13.2
Maintenance of obligatory insurances.  The Borrower shall (and shall procure in all cases that each other Obligor or other entity if named as co-assured  in the insurance policies will) keep each Ship insured at its or at the relevant Obligor’s expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including war protection and indemnity liabilities, terrorism, piracy and confiscation); and
(c)	protection and indemnity risks (including cover for oil pollution liability risks); and
(d)
any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the Borrower and/or the relevant Obligor to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances. The Borrower shall (and shall procure in all cases that each Obligor or other entity if named as co-assured in the insurance policies will) effect such insurances:
(a)	in Dollars;
(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of a Ship and (ii) an amount which, when aggregated with the insured value of the other Mortgaged Ships, is equal to or greater that 125% of the amount of the Facility;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of a Ship;
(e)	on approved terms; and
(f)
through approved brokers and with approved insurance companies and/or underwriters and/or war risks associations, and protection and indemnity risks shall be placed with a member of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower will:
(a)
procure that the obligatory insurances shall be in the name of the respective Guarantor and/or any other entity named as co-assured in the insurance policies of a Ship or whenever the Security Trustee so requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)
procure that the insurers shall note the Security Trustee’s interest and endorse the relevant notices of assignment and Loss Payable Clause on the relevant certificates of entry or policies and shall furnish the Security Trustee with a copy of such certificates of entry or policies;

(c)
use its best endeavors to provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set‑off, counterclaim or deductions or condition whatsoever;

(d)	provide that following an Event of Default which is continuing the Security Trustee may make proof of loss if the Borrower and/or (as the case may be) any other Obligor fails to do so.
13.5	Renewal of obligatory insurances. The Borrower shall (and shall procure in all cases that each other Obligor or other entity if named as co-assured in the insurance policies will):
(a)	at least 21 days before the expiry of any obligatory insurance:
(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower and/or (as the case may be) any other Obligor proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any material change in insurance cover, obtain the Majority Lenders' approval to the matters referred to in paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance; and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall before the expiry of the current insurances notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6
Copies of policies; letters of undertaking.  The Borrower shall (and shall procure in all cases that each other Obligor or other entity if named as co-assured  in the insurance policies will)  ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Security Trustee, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower and/or (as the case may be) the relevant Guarantor or any other Obligor or their agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
if the insurances form part of a fleet cover, they will not set off any claims on a Ship against premiums due for other vessels under the fleet cover or against premiums due for other insurances; neither will they cancel the insurance cover of a Ship for reason of non-payment of such premiums; and they will arrange for a separate policy to be issued in respect of such Ship forthwith upon being so requested by the Security Trustee.

13.7
Copies of certificates of entry.  The Borrower shall (and shall procure in all cases that each other Obligor or other entity if named as co-assured  in the insurance policies will) ensure that, from any protection and indemnity and/or war risks associations in which a Ship is entered, the Security Trustee is provided with:

(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
13.8
Deposit of original policies.  The Borrower shall (and shall procure in all cases that each other Obligor or other entity if named as co-assured  in the insurance policies will) ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums.  the Borrower shall (and shall procure in all cases that each other Obligor if named as co-assured  in the insurance policies will) punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10
Guarantees.  The Borrower shall (and shall procure that each other Obligor or other entity if named as co-assured  in the insurance policies will) ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11
Restrictions on employment.  The Borrower shall not (and shall procure in all cases that no other Obligor or other entity in all cases if named as co-assured  in the insurance policies will) employ any Ship, nor permit same to be employed, outside the cover provided by any obligatory insurances.

13.12
Compliance with terms of insurances.  The Borrower shall not (and shall procure in all cases that no other Obligor or other entity if named as co-assured  in the insurance policies will) do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)
the Borrower shall (and shall procure in all cases that each other Obligor or other entity if named as co-assured  in the insurance policies will) take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
the Borrower shall not (and shall procure in all cases that no other Obligor or other entity if named as co-assured  in the insurance policies will) make any changes relating to the classification or classification society or manager or operator of a Ship approved by the underwriters of the obligatory insurances; and

(c)
the Borrower shall not (and shall procure in all cases that no other Obligor or other entity if named as co-assured  in the insurance policies will) employ any Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13
Alteration to terms of insurances.  The Borrower shall not (and shall procure in all cases that no other Obligor or other entity if named as co-assured  in the insurance policies will)  make or agree to any material alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee (not to be unreasonably withheld).

13.14
Settlement of claims.  The Borrower shall not (and shall procure in all cases that no other Obligor or other entity if named as co-assured  in the insurance policies will) settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the prior written consent of the Security Trustee (which consent will not be unreasonably withheld), and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances in accordance with the Finance Documents.
13.15
Provision of copies of communications.  The Borrower shall (and shall procure in all cases that any other Obligor or other entity if named as co-assured  in the insurance policies will), if required by the Security Trustee, provide the Security Trustee, at the time of each such communication, copies of all material written communications between the Borrower and/or (as the case may be) any other Obligor and:

(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)
the Borrower's and/or (as the case may be) any other Obligor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between the Borrower and/or (as the case may be) any other Obligor and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16
Provision of information.  In addition, the Borrower shall (and shall procure in all cases that any other Obligor or other entity if named as co-assured  in the insurance policies will) promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances, and the Borrower and/or (as the case may be) any other Obligor or other entity, in all cases if named as co-assured  in the insurance policies shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above (it being understood however that prior to the occurrence of an Event of Default which is continuing the Borrower and/or any other Obligor will only bear the costs of such insurance reports once per year).

13.17
Mortgagee’s interest, additional perils.  The Agent shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils pollution insurance and a mortgagee’s interest insurance in an amount equal to 110% of the Facility and otherwise on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and the Borrower and/or any other Obligor or other entity in all cases if named as co-assured  in the insurance policies shall upon demand against appropriate vouchers/invoices fully indemnify the Lenders in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18
Review of insurance requirements.  The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the reasonable opinion of the Majority Lenders, significant and capable of affecting the Borrower and/or any other Obligor or other entity in all cases if named as co-assured  in the insurance policies or any Ship and her insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower and/or (as the case may be) any other Obligor or other entity in all cases if named as co-assured  in the insurance policies may be subject), and, prior to the occurrence of an Event of Default which is continuing, may appoint insurance consultants in relation to this review at the cost of the Borrower and/or any other Obligor or other entity in all cases if named as co-assured  in the insurance policies, subject to such appointment taking place once per year.

13.19
Modification of insurance requirements.  The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders (acting reasonably) consider appropriate in the circumstances.

13.20
Compliance with instructions.  The Security Trustee shall be entitled but will not be bound to (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to effect the insurances of a Ship in the amount and in terms acceptable to the Security Trustee from time to time at the cost and on behalf of the Borrower and/or any other Obligor or other entity in all cases if named as co-assured in the insurance policies.

14	SHIP COVENANTS
14.1
General.  The Borrower also undertakes in connection with each Ship with each Creditor Party to comply to the extent applicable to it (and shall procure that each Owner and the Approved Manager (to the extent applicable to the latter) shall comply) with the following provisions of this Clause 14 at all times during the Facility Period, except as the Agent (with the authority of the Majority Lenders) may otherwise permit.

14.2
Ship's name and registration.  The Borrower shall procure that each Owner will keep its Ship registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry or flag of that Ship without the prior written consent of the Agent (acting on the authority of the Majority Lenders), such consent not to be unreasonably withheld.
14.3	Repair and classification. The Borrower shall procure that each Owner will keep its Ship in a good and safe condition and state of repair:
(a)	consistent with first‑class ship ownership and management practice;
(b)
so as to maintain such Ship with the highest classification available for vessels of the same age, type and specification as that Ship with Lloyd’s Register of Shipping (or such other first class classification society being a member of IACS and as may be approved by the Security Trustee), free of overdue recommendations and conditions affecting that Ship’s class; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4
Modification.  The Borrower shall procure that each Owner will not make any modification or repairs to, or replacement of, its Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce her value.

14.5
Removal of parts.  The Borrower shall procure that none of the Owners will remove any material part of a Ship, or any item of equipment installed on, such Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lenders and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage Provided that the relevant Owner owning such Ship may install leased equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

14.6
Surveys. The Borrower shall procure that any relevant Owner  will submit itsShip regularly to all periodical or other surveys which may be required for classification purposes, at the cost and expense of the Borrower and/or the relevant Owner. The Agent shall have the right to request one or more technical survey reports of a Ship by surveyors appointed to by the Agent at the cost of the Borrower and/or the relevant Owner, provided that the frequency of such reports shall be limited to one per year (unless an Event of Default shall have occurred and is continuing).

14.7
Inspection.  The Borrower shall  procure that each Owner will permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board its Ship at all reasonable times, but without interference to that Ship’s trading and operations, to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. Provided that such Ship is found to be in satisfactory condition, the cost of such inspections shall be borne by the Borrower and/or the relevant Owner not more than once per year.

14.8	Prevention of and release from arrest. Unless contested in good faith by appropriate proceedings, the Borrower shall (and shall procure that any relevant Owner will promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against its Ship, her Earnings or her Insurances; and
(b)	all taxes, dues and other amounts charged in respect of its Ship, her Earnings or her Insurances;
and, forthwith upon receiving notice of the arrest of a Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower and/or the relevant Ownershall procure her prompt release by providing bail or otherwise as the circumstances may require.
14.9	Compliance with laws etc. The Borrower shall (and shall procure that any other Obligor will):
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to a Ship, its ownership, operation and management or to its business (including, without limitation, the obtaining of all relevant certificates of financial responsibility and any other matters required for entering United States territorial waters or calling at any United States Port);

(b)	comply (and procure that each Obligor and each Affiliate of any of them shall comply) in all aspects with all Sanctions;
(c)	not employ a Ship nor allow her employment in any manner contrary to any Sanctions;
(d)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit a Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Majority Lenders has been given and the Borrower or the relevant Owner has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require.

14.10
Provision of information.  The Borrower shall (and shall procure that any other Obligor will) promptly provide the Security Trustee with any information which the Majority Lenders reasonably request regarding:

(a)	a Ship, her employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of a Ship;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of a Ship and any payments made in respect of a Ship;
(d)	any towages and salvages;

(e)	the relevant Owner’s compliance, the Approved Manager’s compliance or the compliance of any Ship with the ISM Code and, upon the Security Trustee's request, provide copies of any current charter relating to a Ship and of any current charter guarantee, and copies of the ISM Code and ISPS Code documentation.
14.11
Notification of certain events.  The Borrower shall (and shall procure that the relevant Owner and the Approved Manager, to the extent applicable to the latter will) immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which a Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society (or any withdrawal of class) or by any competent authority which is not complied with in accordance with its terms;
(d)	any arrest or detention of a Ship which is not lifted within forth eight (48) hours, any exercise or purported exercise of any lien on a Ship or her Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of a Ship;
(f)	any Environmental Claim made against an Owner or the Approved Manager or in connection with a Ship or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the relevant Owner, the Approved Manager or otherwise in connection with a Ship; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall (and shall procure that any other Obligor will) keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of any Obligor’s or any other person's response to any of those events or matters.
14.12
Restrictions on chartering, appointment of managers, etc.  The Borrower shall procure that none of the Owners will without the prior written consent of the Agent (acting on the authority of the Majority Lenders):

(a)	let a Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of a Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to a Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter a Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;
(e)
appoint a commercial, technical or operational manager of a Ship (other than the Approved Manager) or agree to any material alteration to the terms of the Approved Manager's appointment (and in respect of which, the consent of the Agent shall not be unreasonably withheld);

(f)	de‑activate or lay up a Ship;
(g)	change the legal ownership of the shares in a Ship;
(h)
put a Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed Four Hundred Thousand Dollars ($400,000) (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise; or

(i)	change the classification society with which a Ship is classed (and in respect of which, the consent of the Agent and the authority of the Majority Lenders shall not be unreasonably withheld).
14.13
Notice of Mortgage.  The Borrower shall procure that the relevant Owner will keep each Mortgage registered against the relevant Ship as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of such Ship a framed printed notice stating that such Ship is mortgaged by the relevant Owner to the Lenders.

14.14
Sharing of Earnings. The Borrower shall procure that none of the Owners shall enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing agreed at arm’s length under a charter party provided that it is not a part of any pool arrangement, in which case the Agent’s prior written consent will be required (such consent not to be unreasonably withheld).

14.15	ISPS Code. The Borrower shall procure that any relevant Owner and the Approved Manager will comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that a Ship and the company responsible for such Ship’s compliance with the ISPS Code, comply with the ISPS Code; and
(b)	maintain for each Ship an ISSC; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.16
Charter Assignment.  If an Owner enters into any time charter or contract of affreightment in respect of its Ship which is of twelve (12) months or more in duration, or is capable of exceeding twelve (12) months in duration, the Borrower shall procure such Owner to execute in favour of the Security Trustee a Charter Assignment and notice of assignment (and shall use its best endeavours to obtain an acknowledgement of the same from the relevant charterer or counterparty) of such time charter or contract of affreightment in such form and on such terms as the Agent may reasonably require, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 2, 3, 4 and 5 of Schedule 4, Part A hereof as the Agent may require.
15	SECURITY COVER
15.1
Provision of additional security cover; prepayment of Advances.  The Borrower undertakes with each Creditor Party that if the Agent (acting on the instructions of the Majority Lenders) notifies the Borrower that:

(a)	the aggregate Market Values (determined as provided below) of the then Mortgaged Ships; plus
(b)
the net realisable value of any additional security previously provided under this Clause 15 (including the Cash Collateral Deposit provided that the Cash Collateral Deposit Account is held in Greece but always excluding any amounts standing to the credit of the Earnings Account, the Retention Account or the Cash Collateral Deposit Account in the event that same are, or any of them, is held outside of Greece), is at any time during the Facility Period below one hundred and forty per cent (140%) of the outstanding amount of the  Facility at any given time, the Borrower will, within thirty (30) days after the date on which the Agent's notice is served, either:
(i)
provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which consists of either (aa) cash pledged to the Security Trustee which when in the form of cash in Dollars, will be valued on a Dollar for Dollar basis or (bb) a Security Interest (including, but not limited to, a first priority mortgage or a second priority mortgage over another vessel), covering such asset or assets and documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)
prepay in accordance with Clause 8.4 to Clause 8.7 such part of the Advances as will eliminate the shortfall, to be applied against reduction of the Advances (including the relevant Advance Balloon Payment) pro rata.

15.2
Meaning of additional security.  In Clause 15.1 “security” means a Security Interest over an asset or assets (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents, in each case in a form and substance acceptable to the Agent in its sole discretion.

15.3
Requirement for additional documents.  The Borrower shall not be deemed to have complied with Clause 15.1(i) above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 2, 3, 4 and 5 of Schedule 4, Part A and such legal opinions in terms acceptable to lawyers selected by the Agent in its sole discretion.

15.4	Valuation of Ship. Subject to the following provisions of this Clause 15.4, the Market Value of a Ship shall be determined:
(a)	in Dollars, as at the date of (or no earlier than 30 days prior to) such valuation;
(b)	by an independent shipbroker selected by or acceptable to the Agent and reporting to the Agent;
(c)	with or without physical inspection of that Ship (as the Agent may require);
(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial form as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

15.5
Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 15.1 (i) and which consists of a Security Interest over a vessel other than a Ship shall be that shown by way of a valuation complying with the requirements of Clause 15.4.

15.6
Valuations binding and conclusive.  Any valuation under Clause 15.1(i), 15.4 or 15.5 shall be binding and conclusive evidence of the Market Value of a Ship or of the other assets it refers to at the date of such valuation.

15.7
Provision of information.  The Borrower and/or the relevant Owner shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the shipbroker or expert may reasonable request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8
Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, subject to the provisions of Clause 15.9, on demand, pay or procure the payment by the relevant Owner to the Agent of the amount of the fees and expenses of any shipbrokers or experts instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9
Frequency of valuations. The Agent shall be entitled to obtain written valuations of a Ship prior to the Drawdown Date of the Advance related to such Ship and any time during the Facility Period, provided that after drawdown of the relevant Advance the costs and expenses of such valuation shall only be borne by the Borrower and/or the relevant Owner once per year (unless an Event of Default has occurred and is continuing or a mandatory prepayment event under Clause 8.8 has occurred, in which case the Agent shall be entitled to obtain a valuation at any time, at the cost and expense of the Borrower and/or the relevant Owner).

16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments. All payments to be made by the Lenders or by the Borrower and/or any other Obligor under a Finance

Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(i)	by not later than 11.00 a.m. (New York City time) on the due date;
(ii)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	if in Dollars, to the account of the Agent with such corresponding bank in New York as the Agent may from time to time notify to the Borrower, any other Obligor and the other Creditor Parties; and
(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower, any other Obligor and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by the Borrower or any other Obligor under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:
(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender, or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such Account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any

Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.
16.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and
(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each other Obligor under the Finance Documents and all payments in respect of those amounts made by the Borrower and each other Obligor.

16.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each other Obligor under the Finance Documents and all payments in respect of those amounts made by the Borrower and each other Obligor.

16.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or any other Obligor to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS
17.1
Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:‑

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses

20, 21 and 22 of this Agreement or by the Borrower or any other Obligor under any corresponding or similar provision in any other Finance Document);
(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and
(iii)	thirdly, in or towards satisfaction pro rata of the Advances;
(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the other Obligors and the other Creditor Parties, states in its reasonable opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person as instructed in writing by the Borrower.
17.2
Variation of order of application.  The Agent may, following the occurrence of an Event of Default or a Potential Event of Default which is continuing, with the authorisation of the Majority Lenders by notice to the Borrower, the other Obligors and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Appropriation rights overriden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Obligor.
18	APPLICATION OF EARNINGS
18.1
Payment and application of Earnings.  The Borrower undertakes with each Creditor Party to procure that, throughout the Facility Period (and subject only to the provisions of a General Assignment for a Mortgaged Ship), all the Earnings of a Mortgaged Ship are credited to the relevant Earnings Account related to such Mortgaged Ship and shall be applied as follows:

(a)	first, in or towards meeting the costs and expenses from time to time incurred by or on behalf of the relevant Owner in connection with the operation of that Mortgaged Ship owned by that Owner;
(b)	secondly, in or towards making the payments of principal and interest due to the Lenders in accordance with the provisions of Clause 18.3; and
(c)
thirdly, any surplus from time to time arising on an Earnings Account following application as aforesaid, subject always to the other provisions of Clause 18, may be withdrawn by the holder of such Earnings Account  provided there is no Event of Default which is continuing.

18.2
Monthly retentions.  The Borrower undertakes with each Creditor Party to procure that, in each calendar month of the Facility Period commencing one month after the Drawdown Date of the first Advance, on such dates as the Agent may from time to time specify, there is transferred to the Retention

Account out of the aggregate Earnings received in the Earnings Account(s) during the preceding calendar month:
(a)	one‑third of the amount of the reduction falling due under Clause 8.2 on the next Reduction Date; and
(b)	the relevant fraction of the aggregate amount of interest on the Advances which is payable on the next due date for payment of interest under this Agreement.
The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).
18.3
Shortfall in Earnings.  If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower and/or the Owners shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may permit the Borrower or the holder of such Earnings Account to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.

18.4
Application of retentions.  Until an Event of Default occurs which is continuing, the Agent shall on each Reduction Date and on each due date for the payment of interest under this Agreement apply in accordance with the payment details set out in Clause 16.1 so much of the balance on the Retention Account as equals:

(a)	the amount of each reduction due on that Reduction Date; or
(b)	the amount of interest payable on that interest payment date;
in discharge of the Borrower’s liability for that reduction or that interest.
18.5
Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Account Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balance appears to the Account Bank likely to remain on the Retention Account.

18.6
Location of Accounts.  The Borrower and each other holder of an Account shall maintain the Accounts with the Account Bank, free of Security Interest and rights of set-off (other than as created under the Accounts Pledges), until no amount remains outstanding under this Agreement or any other Finance Documents and shall procure that transfers are made from each Account (and irrevocably authorises the Agent to instruct the Account Bank to transfer from each Account) in order to facilitate the payment of amounts required and/or contemplated by this Agreement and the other Finance Documents and shall promptly:

(a)	comply with any requirement of the Agent as to the location or re‑location of any of the Accounts; and
(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) each Account.

18.7
Debits for expenses etc.  The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account with prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which a Creditor Party has become entitled to demand under Clause 20 or 21.

18.8	Borrower’s obligations unaffected. The provisions of this Clause 18 do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of any Obligor under any Finance Document.
19	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 19 is an Event of Default (save for Clause 19.25 (Acceleration)).
19.1	Non-Payment
An Obligor fails to pay when due or (if payable on demand) three (3) days following the date on which the written demand is served any sum payable under a Finance Document or under any document relating to a Finance Document at the place and in the currency in which it is expressed to be payable, unless its failure to pay is caused by either (i) an administrative or technical error or (ii) any disruption event in the payment/communication system which is beyond the control of such Obligor, and, in either event is paid within three (3) Business Days of its due date.
19.2	Other specific obligations
(a)	Any requirement of Clauses 11.6 (Provision of financial statements), 11.7 (Form of financial statements) and 12.8 (Compliance Check) is not satisfied.
(b)	Any requirement of Clauses 12.5 (Cash Collateral Deposit), 12.6 (Debt to equity ratio) and 12.7 (Minimum Net Worth) is not satisfied.
(c)	An Obligor does not comply with Clause 15.1 (Provision of additional security cover; prepayment of Advances).
(d)	The obligatory insurances of a Mortgaged Ship are not placed and kept in full force and effect in accordance with Clause 13 (Insurance) within the period specified therein or in any Finance Document, and, provided that no Event of Default under paragraph (d) above will occur, if the failure to comply is capable of remedy, and is remedied within seven (7)

Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.
19.3	Other obligations
(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment), Clause 19.2 (Other specific obligations) and Clause 19.23 (Sanctions).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.

19.4	Misrepresentation
Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.
19.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group:
(i)	is not paid when due nor within any applicable grace period; or
(ii)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described);
(iii)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event of default.
(b)
An Obligor is in breach of any of its obligations under any Relevant Document or any other contract entered into by an Obligor, the effect of which would reasonably be expected to result in a Material Adverse Effect.

(c)
No Event of Default will occur under this clause 19.5 in relation to the Financial Indebtedness of the Borrower if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than $1,000,000 (or its equivalent in any other currencies).

19.6	Insolvency
(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under any applicable law, suspends or threatens to suspend making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor.

19.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)          the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;
(ii)          a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)          the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or
(iv)          enforcement of any Security over any assets of any Obligor,or any analogous procedure or step is taken in any jurisdiction.
(b)
Paragraph (a) above shall not apply to any winding-up petition or any relevant legal proceedings which is contested in good faith and on substantial grounds or is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

19.8	Creditor’s process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor and is not discharged within thirty (30)  days of the occurrence thereof.
19.9	Unlawfulness and invalidity
(a)
It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under a Finance Document is or becomes unlawful.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding, or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Creditor Parties under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security created or expressed to be created by the Security Documents or any subordination created expressed to be created under the Finance Documents ceases to be legal, valid, binding, enforceable, or effective or is alleged on substantial grounds by a party to it (other than a Creditor Party) to be ineffective.

(d)	Any Transaction Security proves to have ranked after or lost its priority to any other Security.

19.10	Cessation of business
Any Obligor ceases, or threatens to cease, to carry on its business in the ordinary way except as permitted by the Agent or as a result of any disposal allowed under this Agreement.
19.11	Expropriation
The authority or ability of any Obligor to conduct its business is limited or is wholly or substantially curtailed by seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any government in relation to an Obligor or any of its assets.
19.12	Repudiation and rescission of Finance Documents
An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.
19.13	Conditions subsequent
Any of the conditions referred to in Part C of Clause 9.3 (Conditions Subsequent) is not satisfied within the time reasonably required by the Agent (subject to any applicable grace period specified in the Finance Documents or granted by the Agent).
19.14	Revocation or modification of authorisation
Any authorisation, consent, approval, resolution, licence, exemption or by a person by whom the same is required by law of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn, or withheld, or is modified or ceases to remain in full force and effect in a manner which the Agent considers is, or may have a Material Adverse Effect.
19.15	Loss of Mortgaged Ship
A Mortgaged Ship suffers a Total Loss or is otherwise destroyed or abandoned, except that a Total Loss  shall not be an Event of Default if:
(a)	that Mortgaged Ship is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and
(b)
no insurer has refused to meet or has disputed the claim for Total Loss for such Mortgaged Ship and it is not apparent to the Agent (acting reasonably) that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Trustee within one hundred and twenty (120) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree, and

(d)
should, for whatever reasons the insurers of such Mortgaged Ship delay or fail to meet the relevant Total Loss claim, the Borrower prepays either (i) the amount of the balance corresponding to the Advance related to such Mortgaged Ship lost or sold or (ii) such amount so that the ratio of the aggregate Market Value of the Mortgaged Ships to the Facility remains the same after such loss or sale of the relevant Mortgaged Ship, whichever is the higher within one hundred and twenty (120) of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

19.16	Ship registration
The registration of any Mortgaged Ship or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.
19.17	Classification approvals
The classification certificate of a Mortgaged Ship is withdrawn or a Mortgaged Ship ceases to be classified with a Classification Society for any reason other than a permitted change of Classification Society.
19.18	Political Risk
The Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within 30 days of notice from the Agent, or such longer period as the Agent may in its discretion agrees, to do so, such action as the Agent may reasonably require to ensure that such event or circumstance will not have such a Material Adverse E, has not been taken by the Borrower.
19.19	Mortgaged Ships Defaults
(a)
Any Mortgaged Ship is arrested, detained, seized, impounded in exercise or purported exercise of any possessory lien or other claim or interest and such Ship is not released within fourteen (14) days of the occurrence of the same.

(b)
There is any material amendment to a Charter without the Agent’s (acting on the instructions of the Lenders) prior written consent which may, in the reasonable opinion of the Agent, have a Material Adverse Effect.

(c)
Any term of a Management Agreement is breached which breach shall, in the reasonable opinion of the Agent, have a Material Adverse Effect or any Management Agreement is terminated (whether or not in accordance with its terms) without being replaced to the satisfaction of the Agent and in accordance with the provisions of this Agreement.

19.20	Litigation
No litigation, arbitration or administrative or investigative proceedings of or before any court, arbitral body, agency or authority have been commenced against any Obligor which if adversely determined, are  reasonably likely to have a Material Adverse Effect.
19.21	Material Adverse Effect
Any event or circumstance or series of events (including any Environmental Incident or any change of law) occurs which has, or might have, or is reasonably likely to have, a Material Adverse Effect.
19.22	Sanctions
(a)
Any of the Obligors, any member of the Group or any of their subsidiaries becomes a Restricted Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Person in breach of Sanctions or any of such persons becomes the owner or controller of a Restricted Person.

(b)
Any proceeds of the Facility are made available, directly or indirectly, to fund any trade, business or other activities involving or for the benefit of a Restricted Person or in any country, or territory, that, at the time of such funding, is a Sanctioned Country or otherwise is, directly or indirectly, applied in a manner that would result in a violation of Sanctions by any Creditor Party or any Obligor or for any purpose prohibited by Sanctions.

(c)
Any of the Obligors or any of their subsidiaries takes any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by a Creditor Party or any Obligor.

19.23	Change of ownership of a Guarantor
A Guarantor ceases to be a wholly owned indirect subsidiary of the Borrower.
19.24	Acceleration
On, or at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:
(a)	by notice to the Borrower, cancel the Total Commitments, at which time they shall immediately be cancelled; and/or
(b)
by notice to the Borrower, declare that all Advances, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	by notice to the Borrower, declare that all Advances be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(d)	by notice to the Borrower, declare that no withdrawal be made from any Account; and/or
(e)	exercise or direct the Security Trustee and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers, or discretions under the Finance Documents.

20	FEES AND EXPENSES
20.1	Fees – Underwriting Fee – Commitment Fee – Ship Substitution Fee – Renewal Fee. The Borrower shall pay to the Agent:
(a)	an underwriting fee corresponding to one point per cent (1%) of the amount of each Advance actually drawn down payable on the Drawdown Date of the relevant Advance.
(b)
a commitment fee at the rate of zero point forty per cent (0.40%) per annum on the daily aggregate undrawn and un-cancelled part of the Commitment accruing as of the day of this Agreement and payable quarterly in arears.

(c)
a substitution fee corresponding to zero point fifty per cent (0.50%) of the amount of the Advance related to a Ship being substituted, should the Borrower exercise its option to substitution of a Ship in accordance with Clause 8.11;

(d)
a renewal fee to be agreed between the Lenders and the Borrower payable on each annual extension of the Drawdown Period should Lenders consent to extend the Drawdown Period in accordance with Clause 4.8 (Extension of Drawdown Period)

(e)	The Underwriting Fee, the Commitment Fee, the Ship Substitution Fee and the Renewal Fee referred to in this Clause 20.1 shall not be refundable.
20.2
Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all expenses (including, but not limited to, all legal expenses and VAT, if applicable) incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, other than any syndication costs/expenses.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, the amount of all expenses incurred by a Lender in connection with:
(a)	any amendment or supplement to a Finance Document;
(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;
(d)
any step taken by the Agent or the Security Trustee concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

20.4
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5
Certification of amounts.  A notice which is signed by at least one officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES
21.1
Indemnities regarding borrowing and reduction of Advances.  The Borrower shall fully indemnify the Agent and each Lender on the Agent's written demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Facility not being borrowed on the date specified in the relevant Drawdown Notices for any reason other than a default by the Lender claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Facility or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if  payable on demand, three (3) days following the date on which the written demand is served (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default (including, but not limited to, a breach of Clauses 11.17 or 11.18) and/or the Acceleration under Clause 19.25;
and in respect of any tax (other than tax on its overall net income or which relates to a FACTA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, incurred by a Lender:
(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or reversing or otherwise in connection with, any open position arising under this Agreement.
21.3
Miscellaneous indemnities.  The Borrower shall fully indemnify the Agent and the Security Trustee severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Agent or the Security Trustee, in any country, in relation to:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)
any other event, matter or question which occurs or arises at any time during the Facility Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Agent's or (as the case may be) the Security Trustee's own officers or employees.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.
21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3 covers:
(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and
(b)
any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment if such liability items would not have arise or asserted against the Lender or Agent or the Security Trustee (as the case may be) if any of them had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance.

21.5
Currency indemnity.  If any sum due from the Borrower or any other Obligor to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the such Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Obligor, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment;
the Borrower or such other Obligor shall indemnify the Creditor Party concerned against any loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.6
Certification of amounts.  A notice which is signed by 1 officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.7
Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8
Mandatory Costs.  The Borrower shall, on demand by the Agent, pay to the Agent for the account of a Lender, such amount which that Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)
in the case of a Lender lending from a lending office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that lending office; and

(b)
in the case of any Lender lending from a lending office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender's participation in the Facility.

22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set‑off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower are required by law to make.
22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3
Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5	FATCA Information.
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party
(i)	confirm to that other Party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA  as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this paragraph (c).

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
22.6	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

22.7	Contractual recognition of Bail-In.
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability applicable to such Party, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability applicable to such Party.
23	ILLEGALITY, ETC
23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:
(a)
unlawful or prohibited (including, without limitation, due to a breach of Clauses 11.17 or 11.18) as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.
23.2
Notification of illegality.  The Agent shall promptly notify the Borrower, the other Obligors, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4
Mitigation.  If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24	INCREASED COSTS
24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:
(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
the effect of complying with any regulation (including any regulation which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement (including, but not limited to, Basel III and CRD IV costs), is that the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(iii)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or which is attributable to a FATCA Deduction.
For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.
24.2
Notification to the Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the other Obligors of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3
Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4
Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.
25	SET‑OFF
25.1	Application of credit balances. Each Creditor Party may without prior notice at any time after the occurrence of an Event of Default which is continuing:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any Account in the name of the Borrower and/or the Guarantors at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower and/or the Guarantors to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower and/or the Guarantors;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2
Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due to a Lender.  For the purposes of this Clause 25, a sum payable by the Borrower and/or the Guarantors to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4
No Security Interest.  This Clause 25 gives the Lenders a contractual right of set off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower and/or the Guarantors.

25.5
Borrower/Guarantors’ set off.  The Borrower and/or the Guarantors shall not have a right of set off in relation to sums that may be due from any Creditor Party under this Agreement or any of the other Finance Documents.

26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by the Borrower. The Borrower may not:
(a)	without the prior written consent of the Agent (given on the instructions of all of the Lenders), transfer any of its rights or obligations under any Finance Document;

(b)
without the prior written consent of the Agent (given on the instructions of all the Lenders), enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2
Transfer by a Lender.  Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, at its sole discretion and at its own expense, without the consent of and/or the prior consultation with the Borrower and/or any other Obligor, at any time assign or transfer by novation (as applicable):

(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b);
to be (in the case of its rights) assigned or transferred to, or (in the case of its obligations) assumed by and novated to, another bank or financial institution, or by a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 6 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender and should the Transfer Certificate alone be not sufficient in the Transferor Lender’s or Transferee Lender's jurisdiction for a Transferor Lender to transfer all or a proportionate share of the Transferor Lender's interest in the security constituted by the Finance, the Borrower hereby undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferor Lender, to enter into, and procure that the other Obligors shall (at the cost of the Transferor Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender’s interest in the Finance Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be dealt with separately in accordance with the Agency and Trust Deed.
26.3
Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the other Obligors, the Security Trustee, the Arranger, the Account Bank and each of the Lenders;
(b)	on behalf of the Transferee Lender, send to the Borrower and each other Obligor letters or faxes or electronic mail notifying them of the Transfer Certificate and attaching a copy of it;

(c)	forward to the Transferee Lender copies of the letters or faxes or electronic mail sent under paragraph (b) above.
26.4
Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5
No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any other Obligor, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate.  However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender. In addition, where security rights (such as pledge and mortgage rights) created in the interest of the Lender concerned were transferred to the successor as a result of such a merger, de-merger or other reorganisation, then such rights will serve as if they were created in the interest of the successor.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:
(a)
to the extent specified in the Transfer Certificate, all rights, interests and/or obligations (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned and/or transferred  by novation (as applicable) to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any other Obligor had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Facility which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any other Obligor against the Transferor Lender had not existed;
(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any other Obligor referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.
26.8
Maintenance of register of Lenders.  During the Facility Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9
Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10
Authorisation of Agent to sign Transfer Certificates.  The Borrower, the other Obligors, the Security Trustee, the Arranger, the Account Bank and each of the Lenders irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender. Such fees will not burden any of the Obligors under any circumstances.

26.12
Sub-participation; subrogation assignment.  A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any other Obligor, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information.  A Lender may disclose to a potential Transferee Lender or sub‑participant any information necessary to effect the relevant transaction which the Lender has received in relation to the Borrower, any other Obligor or their affairs under or in connection with any Finance Document, provided that the potential Transferee Lender or sub-participant shall have first signed a confidentiality undertaking in relation thereto.

26.14	Change of lending office. A Lender may change its lending office without consultation with the Borrower by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15
Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16
Security over Lenders’ rights.  In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from, the Borrower or any other Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any other Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17	Consent to disclosure. The Borrower authorises any of the Lenders to disclose all information related or connected to:
(a)	a Mortgaged Ship or any other vessel owned or operated by an Obligor;
(b)	the negotiation, drafting and content of this Agreement and the Finance Documents;

(c)	the Facility; or
(d)	that Obligor,
to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) which any of the Lenders may in its discretion deem necessary or desirable in connection with this Agreement or any other Finance Documents and/or the protection or enforcement of its rights thereunder, provided that the recipient has agreed to treat the information as confidential.
27	VARIATIONS AND WAIVERS
27.1
Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or electronic mail, by the Borrower and/or (as the case may be) any other concerned Obligor, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which an Obligor is party, by that Obligor.

27.2
Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin or in the definition of LIBOR;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees, or other sums payable under this Agreement;
(c)	an increase in any Lender's Commitment;
(d)	an extension of the Drawdown Period;
(e)	a change to the definition of “Majority Lenders”, “Finance Documents”, “Restricted Person”, “Sanctions”, “Sanctions Authority” or “Sanctions List”;
(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 11.17, 11.18, 17, 19 or 30;
(g)	a change to Clause 3 or this Clause 27;
(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3
Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or any other Obligor of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
27.4
Notification of Variation or Waiver.  No variation or waiver may be made before the date falling ten (10) Business Days after the terms of that variation or waiver have been notified by the Agent to the Lenders. The Agent shall notify the Lenders reasonably promptly of any variations or waivers proposed by the Borrower.

27.5
Variation or Waiver: FATCA. Notwithstanding the foregoing, if the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may, subject to paragraph (b) below, not be effected without the consent of the Agent or that Lender (as the case may be).

28	NOTICES
28.1
General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax or electronic mail; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:
(a)	to the Borrower:	c/o Eurobulk Ltd. 4, Messogiou & Evropis Street 151 24, Maroussi Athens, Greece Fax No: +30 2111 804097 Email: [●] Attn: Mr. Tassos Aslidis/Mr. George Kavalis;
(b)	to a Lender:	At the address below its name in

Schedule 1 or (as the case may require) in the relevant Transfer Certificate;
(c)	to the Arranger, Account Bank and Security Trustee:	EUROBANK ERGASIAS S.A. 83 Akti Miaouli & 1, Flessa Street 185 38 Piraeus Greece Fax No: +30 210 4587877 Email: ………………..;
(d)	to the Agent:	EUROBANK ERGASIAS S.A. 83 Akti Miaouli & 1, Flessa Street 185 38 Piraeus Greece Fax: +30 210 4587877 Email: ………………….. Attn: Mr S. Yagos

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders,  the Arranger, the Account Bank and the other Obligors.
28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed;
(c)	a notice which is sent by e-mail shall be deemed to be effective in accordance with paragraphs (c) and (d) of Clause 28.7.
28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time;
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5
Illegible notices.  Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if, in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication.
(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website), if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their respective addresses or any other such information supplied to them by not less than five 95) Business Day’s notice .
(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Agent or any other Creditor Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent or any other Creditor Party, only if it is addressed in such a manner as the Agent or such other Creditor Party shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 28.7.
28.8	English language. Any notice under or in connection with a Finance Document shall be in English.
28.9	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2
Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
29.4	Counterparts. A Finance Document may be executed in any number of counterparts.
29.5
PATRIOT Act Notice.  Each of the Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies the Borrower and each other Obligor, which information includes the name and address of the Borrower and any other Obligor and such other information that will allow the Agent and each of the Lenders to identify the Borrower and each other Obligor in accordance with the PATRIOT Act.

30	LAW AND JURISDICTION
30.1	English law. This Agreement (and any non-contractual obligations connected with it) shall be governed by, and construed in accordance with, English law.
30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.
30.4	Service of process.
(a)
Without prejudice to any other mode of service allowed under any relevant law, the Borrower (and the Borrower shall procure that each other Obligor, other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints Hill Dickinson at The Broadgate Tower, 20 Primrose Street, London, EC2A 2EW, England (Tel.: +44 (0)20 7283 9033, fax: +44 (0)20 7283 1144, email: ……………….., attention of: Mr. Patrick Hawkins) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and any Finance Document; and

(ii)
agrees that (on the understanding that process has first duly been served upon the process agent) failure by a process agent to notify the Borrower or the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Borrower must immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms reasonably acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose and will duly notify the Borrower on the contact details of the same.

30.5
Creditor Party rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

THE LENDERS AND THEIR COMMITMENTS

Name of Lender	Lending Office and contact details	Total Commitments (US Dollars)
Eurobank Ergasias S.A.	Lending office 83 Akti Miaouli & 1, Flessa Street,185 38 Piraeus, Greece Contact details 83 Akti Miaouli & 1, Flessa Street,185 38 Piraeus, Greece Fax No: +30 210 4587877 Email: ……….. Attn: Loans Administration	45,000,000

SCHEDULE 2
Ship information
Ship A
Name of Ship	AEGEAN EXPRESS
Description	Container
Owner	JONATHAN JOHN SHIPPING LTD
Year of Built	1997
Flag State	Panama
IMO Number	9138161
Register/Official Number	25186-98-F
Ship Commitment	US$2,375,000

Ship B
Name of Ship	JOANNA
Description	Container
Owner	JOANNA MARITIME LTD
Year of Built	1999
Flag State	Liberia
IMO Number	9204477
Register/Official Number	16118
Ship Commitment	US$3,250,000

Ship C
Name of Ship	KUO HSIUNG
Description	Container
Owner	ALLENDALE INVESTMENTS S.A.
Year of Built	1993
Flag State	Panama
IMO Number	9055448
Register/Official Number	20825-93-F
Ship Commitment	[US$1,875,000

Ship D
Name of Ship	MANOLIS P.
Description	Container
Owner	MANOLIS SHIPPING LIMITED
Year of Built	1995
Flag State	Marshall Islands
IMO Number	9101493
Register/Official Number	2849
Ship Commitment	US$2,375,000

Ship E
Name of Ship	NINOS
Description	Container
Owner	ALTERWALL BUSINESS INC.
Year of Built	1990
Flag State	Panama
IMO Number	8909082
Register/Official Number	27893-01-F
Ship Commitment	US$1,500,000

Ship F
Name of Ship	EM ATHENS
Description	Container
Owner	ATHENS SHIPPING LTD
Year of Built	2000
Flag State	Marshall Islands
IMO Number	9203538
Register/Official Number	4019
Ship Commitment	US$4,250,000

Ship G
Name of Ship	EM OINOUSSES
Description	Container
Owner	OINOUSSES NAVIGATION LTD
Year of Built	2000
Flag State	Marshall Islands
IMO Number	9203514
Register/Official Number	4018
Ship Commitment	US$4,250,000

Ship H
Name of Ship	EM CORFU
Description	Container
Owner	CORFU NAVIGATION LTD
Year of Built	2001
Flag State	Marshall Islands
IMO Number	9231494
Register/Official Number	7209
Ship Commitment	US$4,750,000

Ship I
Name of Ship	AKINADA BRIDGE
Description	Container
Owner	BRIDGE SHIPPING LTD
Year of Built	2001
Flag State	Panama
IMO Number	9224532
Register/Official Number	21874-01-D
Ship Commitment	US$5,375,000

SCHEDULE 3

DRAWDOWN NOTICE

To:	EUROBANK ERGASIAS S.A. 83 Akti Miaouli & 1, Flessa Street 185 38 Piraeus Greece
Attention:	[Loans Administration]	[●]

DRAWDOWN NOTICE
1.
We refer to the facility agreement dated [●] 2018 (the “Facility Agreement”) and made between (1) ourselves as Borrower, (2) the Lenders referred to therein and (3) yourselves as Arranger, Account Bank, Agent and Security Trustee in connection with a reducing revolving credit facility of up to $45,000,000. Terms defined in the Facility Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow [Advance(s)] as follows:
(a)	Amount of [Advance(s)] [●]: $
(b)	Drawdown Date: [●];
(c)	Duration of the first Interest Period shall be [●] months;
(d)	Payment instructions: account of [●] and numbered [●] held with [●] of [●].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Facility Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at this date;
(b)	there has been no Material Adverse Change since the date of the accounts referred to in Clause 11.6 of the Facility Agreement;
(c)	the said Advance will be used for our own benefit and under our full responsibility and exclusively for the purposes specified in the preamble of the Facility Agreement; and
(d)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the said Advance(s) [●].
4.	This notice cannot be revoked without the prior consent of the Majority Lenders.
5.	This notice is governed by English law.

Yours faithfully
--------------------------------------
[●]
authorised signatory for EUROSEAS LTD.

SCHEDULE 4
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a):
1.	A duly executed original of this Agreement, the Agency and Trust Deed, the Guarantee of each Existing Owner and the Account Pledges.
2.	Copies of the certificate of incorporation and constitutional documents of the Borrower, each Existing Owner and the Approved Manager together with up to date evidence of their good standing.
3.
Originals of resolutions of the directors of the Borrower and originals of the relevant minutes containing the resolutions of the directors and (if required) shareholders of each Existing Owner and the Approved Manager authorising the execution of each of the Finance Documents referred to at 1 above to which each of such entities is a party and (in the case of the Borrower) authorising named officers to give the Drawdown Notices and any other notices under this Agreement.

4.	The original of any power of attorney under which any Finance Document referred to at 1 above is executed on behalf of the Borrower, each Existing Owner and the Approved Manager.
5.	Copies of all consents which the Borrower, each Existing Owner and the Approved Manager, requires to enter into, or make any payment under, any Finance Document.
6.
All documentation required by the Agent in respect of the Borrower, each Existing Owner and the Approved Manager, pursuant to any Lender’s “Know your customer” requirements, together with such other documents or evidence as such Lender may reasonably require with respect to money laundering regulations.

7.	If applicable, a copy of any Charter (and all addenda thereto), together with evidence of authorisation with respect to the execution thereof by the relevant Existing Owner and by the Charterer.
8.	Documentary evidence that the agent for service of process named in Clause 30 of this Agreement has accepted its appointment.
9.
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning English law or the laws of Liberia and/or the Marshall Islands and/or of Panama and such other Relevant Jurisdiction as the Agent may require.

10.
A certificate in a form and substance satisfactory to the Lenders confirming the legal ownership and the beneficial ownership of the shares in the Existing Owners, in a form and substance satisfactory to the Agent in its sole discretion.

11.	The originals of any mandates or other documents required in connection with the opening and operation of any Account.

12.
An up to date certificate of ownership and encumbrances (or equivalent) issued by the relevant authorities and showing each Existing Ship registered in the ownership of the relevant Existing Owner and subject only to a mortgage to secure the Existing Indebtedness.

13.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
PART B
The following are the documents referred to in Clause 9.1(b) related to an Existing Ship-Related Advance:
1.
Evidence in all respects satisfactory to the Agent that (a) the total sum of the Existing Indebtedness has been repaid in full and (b) the Security Interests created under the Existing Finance Documents have been discharged and released.

2.	In respect of each Existing Ship, duly executed originals of:
(a)	the Mortgage;
(b)	the General Assignment;
(c)	the Approved Manager’s Undertaking-Assignment;
(d)	the Undertaking-Assignment;
(e)	if applicable, a Charter Assignment,
together with (if not already delivered pursuant to Schedule 4, Part A, paragraph 3) up to date evidence of the good standing, originals resolutions of the directors of the Borrower and originals of the relevant minutes containing the resolutions of the directors and (if required) shareholders of each Existing Owner and the Approved Manager with respect to the execution of such Finance Documents, and all other documents required by any of such Finance Documents, including, without limitation, all notices of assignment and/or charge.
3.	Documentary evidence that:
(a)	each Existing Ship is on the Drawdown Date of the Advance related to such Ship definitively and permanently registered in the name of the relevant Owner under the Approved Flag;
(b)
each Existing Ship is on the Drawdown Date of the Advance related to such Ship in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents related to such Ship;

(c)
each Existing Ship is on the Drawdown Date of the Advance related to such Ship classed with the highest available class with Lloyds Register of Ships (or IACS equivalent) free of all overdue recommendations and conditions of such classification society affecting Class;

(d)
the Mortgage in respect of an Existing Ship has been executed by the relevant Owner and has been, or will immediately following drawdown of the relevant Advance be, registered against that Ship as a valid first priority ship mortgage in accordance with the laws of the Approved Flag State;

(e)
each Existing Ship is on the Drawdown Date of the Advance related to such Ship insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances shall have been complied with; and

(f)	where any Existing Ship is subject to a Charter, a signed copy of that Charter and evidence of the due execution thereof by the parties thereto and acceptance of the relevant Ship thereunder.
4.	Documents establishing that each Existing Ship is, as from the Drawdown Date of the Advance related to such Ship, managed by the Approved Manager on terms acceptable to the Agent, together with:
(a)	a copy of the ship management agreement for that Ship;
(b)	copies of the Document of Compliance and Safety Management Certificate and ISSC;
(c)
copies of such other ISM Code or ISPS Code documentation as the Agent may by written notice to the Borrower or the relevant Owner have requested not later than 2 days before the relevant Drawdown Date, certified as true and complete in all material respects by the Borrower or the relevant Owner and the relevant Approved Manager;

5.
A valuation of each Existing Ship addressed to the Agent (at the Borrower’s or the relevant Owner’s expense) prepared in accordance with Clause 15.4 of this Agreement and not older than thirty (30) days prior to the Drawdown Date of the relevant Advance, in a form satisfactory to the Agent.

6.	Evidence that the sum of $5,000,000 is standing to the credit of the Cash Collateral Deposit Account pursuant to the provisions of Clause 12.5 of this Agreement.
7.
A favourable opinion from an independent insurance consultant appointed by the Agent on such matters relating to the insurances for each Existing Ship as the Agent may require, and at the cost and expense of the Borrower.

8.
Favourable legal opinions from lawyers appointed by the Lenders on such matters concerning the laws of England, the laws of Liberia, the laws of the Marshall Islands, the laws of Panama, the laws of the Approved Flag State (if different) and such other Relevant Jurisdiction as the Agent may require.

9.	Receipt by the Agent of the fees due under Clause 20.1 (a) and (b) of this Agreement and payment of the expenses referred to in Clause 20.2.
10.	A signed confirmation in writing from the Borrower and/or the relevant Owner, confirming that all trading certificates for each Existing Ship are up to date and in full force.

PART C
The following are the documents referred to in Clause 9.1(c) related to any Advance (other than an Existing Ship-Related Advance) in respect of a Ship (other than an Existing Ship):
1.	Up to date evidence of the good standing and an original certificate of a duly authorised officer of the Borrower, each Existing Owner and the Approved Manager, certifying that:
(a)	each copy document relating to it specified in Schedule 4, Part A, remains correct, complete and in full force and effect at a date not earlier than the Drawdown Date related to such Advance; and
(b)	each copy document relating to it specified in Schedule 4, Part B remains correct, complete and in full force and effect at a date not earlier than the Drawdown Date related to such Advance.
2.	All documents or equivalent to those referred to at paragraphs 2-11 of Schedule 4, Part A in respect of such Ship and the relevant Owner.
3.
If the assets of an Owner of any such Ship is subject to a security interest in favour of a party other than a Creditor Party, immediately prior to the Drawdown Date of the relevant Advance, copies of the duly executed deeds of release and reassignment (and notices of reassignment)  in relation to such existing security interest in form and substance acceptable to the Agent or, in the cases where this is not possible, an up to date certificate of ownership and encumbrances (or equivalent) issued by the relevant authorities and showing such Ship registered in the ownership of the relevant Owner and subject only to a mortgage to secure any indebtedness in favour of such party not being a Creditor Party, accompanied by a letter of undertaking in form and substance acceptable to the Agent duly executed by such party not being a Creditor Party to provide such deeds of release and reassignment immediately after the Drawdown Date of the relevant Advance.

4.	In respect of any New Ship and/or (as the case may be) any Substitute Ship to be acquired, the following delivery documents pursuant to the relevant MOA:
(a) evidence proving the relevant Seller’s title to the such Ship free of any Encumbrances, debts or claims of any nature whatsoever;
(b) the relevant Protocol of Delivery and Acceptance;
(c) the relevant Bill of Sale;
each duly executed and delivered;
5.	In respect of any such Ship, duly executed originals of:
(a)          the Guarantee by the relevant Guarantor, being the Owner of such Ship;
(b)	the Mortgage;
(c)	the General Assignment;

(d)	the Approved Manager’s Undertaking-Assignment;
(e)	the Undertaking-Assignment;
(f)	if applicable, a Charter Assignment,
together with up to date evidence of the good standing, originals resolutions of the directors of the relevant Owner with respect to the execution of such Finance Documents, and all other documents required by any of such Finance Documents, including, without limitation, all notices of assignment and/or charge.
6.          Documentary evidence that:
(a)	a Ship will on the Drawdown Date of the Advance related to such Ship be definitively and permanently registered in the name of the relevant Owner under the Approved Flag;
(b)	a Ship will on the Drawdown Date of the Advance related to such Ship be in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;
(c)
a Ship will on the Drawdown Date of the Advance related to such Ship be classed with the highest available class with Lloyds Register of Ships (or IACS equivalent) free of all overdue recommendations and conditions of such classification society affecting Class;

(d)
the Mortgage in respect of a Ship has been executed by the relevant Owner and has been, or will immediately following drawdown of the relevant Advance be, registered against that Ship as a valid first priority ship mortgage in accordance with the laws of the Approved Flag State;

(e)
a Ship will on the Drawdown Date of the Advance related to such Ship be insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances shall have been complied with; and

(f)
where a Ship is subject to a Charter on the Drawdown Date of the Advance related to such Ship, a signed copy of that Charter and evidence of the due execution thereof by the parties thereto and acceptance of the relevant Ship thereunder.

7.	Documents establishing that a Ship will, as from the Drawdown Date of the Advance related to such Ship, be managed by the Approved Manager on terms acceptable to the Agent, together with:
(a)	a copy of the ship management agreement for that Ship;
(b)	copies of the Document of Compliance and Safety Management Certificate and ISSC;
(c)
copies of such other ISM Code or ISPS Code documentation as the Agent may by written notice to the Borrower or the relevant Owner have requested not later than 2 days before the relevant  Drawdown Date, certified as true and complete in all material respects by the relevant Owner and Approved Manager;
8.
A valuation of a Ship addressed to the Agent (at the Borrower’s or the relevant Owner’s expense) prepared in accordance with Clause 15.4 of this Agreement and not older than thirty (30) days prior to the Drawdown Date of the relevant Advance, in a form satisfactory to the Agent.

9.	Evidence that the sum of $5,000,000 continues standing to the credit of the Cash Collateral Deposit Account pursuant to the provisions of Clause 12.5 of this Agreement.
10.
A favourable opinion from an independent insurance consultant appointed by the Agent on such matters relating to the insurances for the relevant Ship as the Agent may require, and at the cost and expense of the Borrower.

11.
Favourable legal opinions from lawyers appointed by the Lenders on such matters concerning the laws of Liberia, the laws of the Marshall Islands, the laws of Panama, the laws of the Approved Flag State (if different) and such other Relevant Jurisdictions as the Lenders may require.

12.	A signed confirmation in writing from the Borrower and/or the relevant Owner, confirming that all trading certificates for each Existing Ship are up to date and in full force.
13.	Receipt by the Agent of the fees due under Clause 20.1 (a) and (b) of this Agreement and payment of the expenses referred to in Clause 20.2.
14.
In the event that an Advance is drawn down following an extension of the Drawdown Period granted in accordance with Clause 4.8, receipt by the Agent of the fee due under Clause 20.1 (d) of this Agreement and payment of the expenses referred to in Clause 20.2 on or before the relevant Drawdown Date.

15.
Receipt by the Agent of the fee due under Clause 20.1 (c) of this Agreement and payment of the expenses referred to in Clause 20.2 on or before the date on which any amounts prepaid under an Advance are redrawn for the purposes of Clause 8.11.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower and/or (as the case may be) any other relevant Obligor.

PART D
CONDITIONS SUBSEQUENT
(1)
Letters of undertaking. Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Creditor Parties.

(2)
Service of notices and acknowledgements of notices to the Charterer. Service of all notices of assignment and/or charge given pursuant to any Security Documents by the Agent pursuant to Part A or Part B or Part C of this Schedule 4 and acknowledgement by the Charterer of any notice of assignment executed in connection with a Charter Assignment, in any case provision of same is not delayed or denied by the Charterer.

(3)	Legal opinions. Such of the legal opinions specified in Part B and Part C of this Schedule 4 as have not already been provided to the Agent.

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	Eurobank Ergasias S.A. 83, Akti Miaouli & 1, Flessa Street 185 38 Piraeus Greece
Attn:	Loans Administration	[date]

Dear Sirs
Facility Agreement dated [●] 2018 (the “Facility Agreement”) made between (i) Euroseas Ltd., as borrower (the “Borrower”), (ii) the Lenders referred to therein and (iii) Eurobank Ergasias S.A. as Arranger, Account Bank, Agent and Security Trustee in connection with a reducing revolving credit facility of up to $45,000,000.
Terms defined in the Facility Agreement have their defined meanings when used in this Compliance Certificate.

We enclose with this certificate copy of the annual audited consolidated financial statements of the Borrower for the financial year commencing on [31.12.2018]. The financial statements (i) have been prepared in accordance with all applicable laws and GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Borrower at the date of the financial statements and of its profit for the period to which the financial statements [accounts] relate and (iii) fully disclose or provide for all significant liabilities of the Borrower.

We also enclose copies of the valuations of the Ships which are used in calculating the asset cover ratio under Clause 15.1 of the Facility Agreement as at [●].

The Borrower represents that no Event of Default has occurred as at the date of this certificate [(except for the following matter or event [set out all material details of mater or event]).]

We now certify that, as at [●].
(a)
a minimum cash balance of $5,000,0000 was maintained on the Cash Collateral Deposit Account (free of any Security Interest other than the Account Pledge) throughout the [12] months ending as at the date to which the enclosed accounts are prepared;

(b)	the asset cover ratio under Clause 15.1 of the Facility Agreement is [●]%.

We hereby repeat the representations and warranties set out in Clause 10 of the Facility Agreement and confirm that they remain true and correct by reference to the facts and circumstances existing on the date of this Compliance Certificate.

This certificate shall be governed by, and construed in accordance with, English law.

Signed
____________________
authorised signatory for
EUROSEAS LTD.

SCHEDULE 6
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:
EUROBANK ERGASIAS S.A. for itself and for and on behalf of the Borrower, each other Obligor, the Arranger, the Account Bank, the Security Trustee and each Lender, as defined in the Facility Agreement referred to below.

[●]
This Certificate relates to the facility agreement dated [●] 2018 (the “Facility Agreement”) and made between (1) Euroseas Ltd. as borrower (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) Eurobank Ergasias S.A. as Arranger, Account Bank, Agent and Security Trustee, in connection with a reducing revolving credit facility of up to $45,000,000.
1.	In this Certificate:
“the Relevant Parties” means the Agent, the Borrower, each other Obligor, the Security Trustee, the Arranger, the Account Bank and each Lender;
“the Transferor” means [full name] of [lending office];
“the Transferee” means [full name] of [lending office].
Terms defined in the Facility Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.
3.	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4.
The Transferor  [transfers by novation to the Transferee all rights, interests and obligations] or upon transfer of rights only [assigns to the Transferee absolutely all rights and interests] (present, future or contingent) which the Transferor has as Lender under or by virtue of the Facility Agreement and every other Finance Document in relation to [●] per cent of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5.
By virtue of this Transfer Certificate and Clause 26 of the Facility Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents   $[●]] and the Transferee acquires a Commitment of $[●].

6.
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Facility Agreement provides will become binding on it upon this Certificate taking effect. [For the avoidance of doubt the Transferor shall remain as [●] under the Facility Agreement and the Finance Documents].
7.
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Facility Agreement.

8.          The Transferor:
(a)	warrants to the Transferee and each Relevant Party:
(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the [transfer] [assignment] in paragraph 4 above;
(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any Relevant Jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9.          The Transferee:
(a)	confirms that it has received a copy of the Facility Agreement and each other Finance Document;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Arranger, the Account Bank, the Security Trustee or any Lender in the event that:
(i)	the Finance Documents prove to be invalid or ineffective,
(ii)	the Borrower or any other Obligor fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;
(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any other Obligor  under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Arranger, the Account Bank, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)
warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee; and
(f)
agrees to be responsible for all legal and other costs (including without limitation, notarial fees, breakage costs and, if applicable, VAT) incurred by the Transferor with respect to documenting the transfer and perfecting any security.

10.
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11.
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12.          This Certificate (and any non-contractual obligations connected with it) shall be governed by and construed in accordance with English law, and may be executed in any number of counterparts, each of which shall be deemed an original).

[Name of Transferor]	[Name of Transferee]

By: [●]	By: [●]
Date: [●]	Date: [●]

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

Eurobank Ergasias S.A.

By: [●]
Date: [●]

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person:
(Loan Administration Department):
Telephone:
Fax:
Email:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Email:
Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

EXECUTION PAGES

BORROWER

Signed by Stefania Karmiri for and on behalf of EUROSEAS LTD. of the Marshall Islands in the presence of	) ) ) ) )	/s/Stefania Karmiri

Witness:	/s/Avramidou Aikaterini Maria
Name:	Avramidou Aikaterini Maria
Address:	13, Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law

LENDERS

Signed by Stavros Yagos and for and on behalf of EUROBANK ERGASIAS S.A. in the presence of	) ) ) ) )	/s/Stavros Yagos

Witness:	/s/Avramidou Aikaterini Maria
Name:	Avramidou Aikaterini Maria
Address:	13, Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law

ARRANGER

Signed by Stavros Yagos and for and on behalf of EUROBANK ERGASIAS S.A. in the presence of	) ) ) ) )	/s/Stavros Yagos

Witness:	/s/Avramidou Aikaterini Maria
Name:	Avramidou Aikaterini Maria
Address:	13, Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law

ACCOUNT BANK

Signed by Stavros Yagos and for and on behalf of EUROBANK ERGASIAS S.A. in the presence of	) ) ) ) )	/s/Stavros Yagos

Witness:	/s/Avramidou Aikaterini Maria
Name:	Avramidou Aikaterini Maria
Address:	13, Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law

AGENT

Signed by Stavros Yagos and for and on behalf of EUROBANK ERGASIAS S.A. in the presence of	) ) ) ) )	/s/Stavros Yagos

Witness:	/s/Avramidou Aikaterini Maria
Name:	Avramidou Aikaterini Maria
Address:	13, Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law

SECURITY TRUSTEE

Signed by Stavros Yagos and for and on behalf of EUROBANK ERGASIAS S.A. in the presence of	) ) ) ) )	/s/Stavros Yagos

Witness:	/s/Avramidou Aikaterini Maria
Name:	Avramidou Aikaterini Maria
Address:	13, Defteras Merarchias Street Piraeus, Greece
Occupation:	Attorney-at-law